UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CARMIKE CINEMAS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 30, 2012

The Annual Meeting of Stockholders of Carmike Cinemas, Inc. will be held at the Carmike 15 Theatre, located at 5555 Whittlesey Boulevard, Columbus, Georgia 31909 on Wednesday, May 30, 2012, commencing at 9:00 a.m., local time.

At the meeting, the stockholders will be asked to:

1.	Elect the eight (8) director nominees described in this Proxy Statement to serve for the ensuing year or until their successors are duly elected and have qualified;

2.	Approve the Carmike Cinemas, Inc. Section 162(m) Performance-Based Program;

3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2012;

4.	Conduct an advisory vote to approve executive compensation, often referred to as a “say on pay”; and

5.	Transact any other business that may properly be brought before the meeting.

The Board of Directors has fixed the close of business on Monday, April 2, 2012, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. Please mark, sign and date the enclosed proxy card and mail it promptly in the accompanying envelope.

By Order of the Board of Directors,

DANIEL E. ELLIS

Secretary

Columbus, Georgia

April 20, 2012

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE THAT HAS BEEN PROVIDED. IN THE EVENT YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

PROXY STATEMENT SUMMARY

The following is a summary of certain key disclosures in our proxy statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review the entire proxy statement.

Annual Meeting of Stockholders

Time and Date:	9:00 a.m., local time, on Wednesday, May 30, 2012
Place:	Carmike 15 Theatre, 5555 Whittlesey Boulevard, Columbus, GA 31909
Record Date:	April 2, 2012

Proposals to be Voted on and Board Voting Recommendations

Proposals	Recommendation
Election of directors	FOR EACH NOMINEE
Approval of the Section 162(m) Performance-Based Program	FOR
Ratification of Deloitte & Touche LLP as auditors for the 2012 fiscal year	FOR
Advisory vote to approve executive compensation	FOR

Director Nominees

Name	Age	Director Since	Occupation	Independent
Roland C. Smith	57	2002	Former Chief Executive Officer of The Wendy’s Company	Yes
Mark. R. Bell	66	2011	Former Senior Partner at PricewaterhouseCoopers and Arthur Andersen	Yes
Jeffrey W. Berkman	47	2009	Founding Partner of The Berkman Law Firm PLLC	Yes
Sean T. Erwin	60	N/A	Chairman of the Board and former Chief Executive Officer of Neenah Paper, Inc.	Yes
James A. Fleming	53	2009	Executive Vice President and Chief Financial Officer of Schottenstein Property Group, Inc.	Yes
Alan J. Hirschfield	76	2002	Private investor and consultant; former Chief Executive Officer of Data Broadcasting Corporation, Twentieth Century Fox Film Corporation and Columbia Pictures, Inc.	Yes
S. David Passman III	59	2003	President and Chief Executive Officer, Carmike Cinemas, Inc.	No
Patricia A. Wilson	61	2004	Attorney in private practice; former General Counsel to NDCHealth Corporation	Yes

Approval of the Section 162(m) Performance-Based Program

The Board is asking you to approve the Section 162(m) Performance-Based Program (the “Program”). Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we cannot deduct compensation paid to certain of our executive officers in excess of $1 million in any fiscal year, unless such compensation meets the requirements for “performance-based compensation exception” under Section 162(m) of the Code. The primary purpose of the Program is to permit Carmike to provide compensation to certain executives that is intended to satisfy the performance-based exception under Section 162(m) of the Code. This Program is intended to supersede and replace the Carmike Cinemas, Inc. Annual Executive Bonus Program and Section 9.5 of the 2004 Incentive Stock Plan.

Ratification of Auditors

We are asking our stockholders to ratify the expected selection of Deloitte & Touche, LLP as our independent registered public accounting firm for fiscal 2012. Shown below is a summary of Deloitte & Touche LLP’s fees for services provided in fiscal 2010 and 2011.

	2010	2011
Audit Fees	$1,324,783	$1,172,870

Audit-Related Fees	98,500	182,051
Tax Fees	351,800	212,300
All Other Fees	—	—

Total Fees Paid to Auditor	$1,775,083	$1,567,221

Executive Summary of Fiscal 2011 Results

Fiscal year 2011 began with a challenging first quarter for us as domestic box office revenue decreased over 20% compared with the 2010 period due to a lack of high-profile films. However, the second and third quarters of 2011 ranked as the two highest-grossing domestic box office quarters in box office history. We performed very well during these quarters, posting 8% year-over-year attendance increases in each quarter. In addition, we outperformed the industry in box office attendance during each of the last three fiscal quarters of 2011. We also continued to experience significant increases in concession and other per patron spending in 2011, achieving an increase of 7% over the 2010 fiscal year. For the 2011 year, revenue was $482.2 million which represented a 1% decline from 2010. However, we successfully controlled operating costs during 2011 which resulted in us exceeding our 2011 EBITDA performance goals.

We continued to strengthen our balance sheet in 2011 by making $35 million of voluntary bank debt prepayments. We believe that we are well-positioned to begin growing our circuit. To this end, we completed the acquisitions of Davis Theatres and MNM Theatres in 2011 and opened a new build-to-suit theatre in late 2011. We intend to complete additional build-to-suit theatres in 2012. The Compensation and Nominating Committee has considered our 2011 performance and future operating plans in determining executive compensation for the named executive officers.

Key Compensation Decisions

The Compensation and Nominating Committee believes that our compensation strategy has been effective in rewarding executives appropriately and in attracting and retaining highly qualified key executives. In furtherance of our overall goals of aligning employee and stockholder interests, rewarding pay for performance and providing competitive compensation to our key executives, the Compensation and Nominating Committee has made the following key decisions over the last three years:

•	Base salaries for senior executives, which remained flat in 2010 and 2011, were adjusted in 2012 based on market factors.

•

Short-term cash incentives are performance-based and include financial, non-financial, company-wide and individual targets. In recent years, these targets have focused on the achievement of EBITDA goals, expense reduction and operating improvements. For 2011, incentives were earned at 118% of target, based on our actual EBITDA and between 24% and 124% of target based on operating performance criteria.

•

Long-term equity compensation grants are made on an annual basis and are structured to promote the retention of key executives and the achievement of performance goals. To better achieve this goal, for 2012 stock option grants have been eliminated in favor of time-based restricted stock and performance-based restricted stock with performance measured over a three-year period. In 2011, the Compensation and Nominating Committee granted stock options, time vesting restricted stock and performance vesting restricted stock with an EBITDA performance goal.

The Compensation and Nominating Committee continues to monitor competitive industry compensation practices and our specific financial and operating goals. Accordingly, the committee may adopt changes to its approach and policies in response to changes in industry practice or company goals as it deems desirable or necessary.

2011 Compensation For Certain Executives

Set forth below is the 2011 compensation for each Named Executive Officer (excluding a former officer) as determined under Securities and Exchange Commission rules. See the notes accompanying the 2011 Summary Compensation Table on page 36 for more information.

Name and Principal Position	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
S. David Passman III	630,000	367,000	346,048	726,390	—	164,192	2,233,630
President and Chief Executive Officer

Richard B. Hare	325,000	135,790	123,589	301,884	—	55,246	941,509
Senior Vice President—Finance, Treasurer and Chief Financial Officer

Fred W. Van Noy	375,000	161,480	138,419	295,594	—	61,250	1,031,743
Senior Vice President and Chief Operating Officer

Daniel E. Ellis	124,583	44,127	62,357	85,550	—	48,920	365,537
Senior Vice President, General Counsel and Secretary

John Lundin	225,000	51,380	39,548	60,244	—	24,806	400,978
Vice President—Film

GENERAL INFORMATION

This proxy statement and the accompanying proxy card are furnished to the stockholders of Carmike Cinemas, Inc. (which we refer to as “we,” “us,” “our” and “Carmike” in this proxy statement) in connection with the solicitation of proxies by the Board of Directors of Carmike for use at the Annual Meeting of Stockholders to be held on Wednesday, May 30, 2012 (the “Annual Meeting”), at the Carmike 15 Theatre located at 5555 Whittlesey Boulevard, Columbus, Georgia 31909 at 9:00 a.m., local time, and any adjournments thereof. All stockholders are encouraged to attend the meeting. Carmike expects to mail this proxy statement and accompanying proxy card to Carmike’s stockholders starting on or about April 20, 2012. Carmike’s 2011 Annual Report to stockholders, which should be read in conjunction with the matters discussed in this proxy statement, is also enclosed. Your proxy is requested, however, whether or not you attend in order to assure maximum participation.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 30, 2012.

The proxy statement and the 2011 Annual Report to stockholders are available at https://www.cfpproxy.com/5234

At the Annual Meeting, stockholders will be requested to act upon the matters set forth in this proxy statement. If you are not present at the meeting, your shares can be voted only when represented by proxy. You do this by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. When you sign the proxy card, you appoint S. David Passman III, Fred W. Van Noy and Daniel E. Ellis as your representatives at the meeting. Mr. Passman, Mr. Van Noy and Mr. Ellis will vote your shares at the meeting as you have instructed them on the proxy card. This way your shares will be voted whether or not you attend the annual meeting. If you return a signed card but do not provide voting instructions, your shares will be voted for the eight named nominees, for the approval of the Section 162(m) Performance-Based Program, to ratify Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2012 and for the approval, on an advisory basis, of executive compensation. If any issue comes up for vote at the meeting that is not on the proxy card, Mr. Passman, Mr. Van Noy and Mr. Ellis will vote your shares, under your proxy, in their discretion.

Any proxy signed and returned by you may be revoked at any time before it is voted by your delivering a new duly executed proxy card bearing a later date or by your appearing and voting in person at the meeting. The expenses incidental to the preparation and mailing of these proxy materials are being paid by Carmike. Special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail, facsimile or mail by one or more of our employees. In addition, we have retained Eagle Rock Proxy Advisors, LLC to assist in the solicitation of proxies. Such solicitation may be made personally, or by telephone, electronic mail, facsimile or mail. The anticipated cost of the services of Eagle Rock Proxy Advisors, LLC is $5,000, plus expenses.

We expect to announce preliminary voting results at the meeting. Carmike will publish the final results of the stockholder voting on a Form 8-K that it will file with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting.

The principal executive offices of Carmike are located at 1301 First Avenue, Columbus, Georgia 31901. The telephone number is (706) 576-3400.

QUORUM AND VOTING REQUIREMENTS

The close of business on Monday, April 2, 2012 has been fixed as the record date for the determination of stockholders of Carmike entitled to notice of and to vote at the Annual Meeting. On that date, Carmike had outstanding 13,111,025 shares of Common Stock, $.03 par value (the “Common Stock”). Each share of Common Stock entitles the holder thereof to one vote per share on all matters properly coming before the meeting.

At the Annual Meeting, the holders of stock representing a majority of the voting power of all Common Stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum. Abstentions will be treated as present for purposes of determining a quorum.

If your shares are held in street name, your brokerage firm may vote your shares under certain circumstances if you do not provide voting instructions. These circumstances include certain “routine” matters, such as the ratification of an independent registered public accounting firm. Therefore, if you do not provide voting instructions, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter.

A brokerage firm cannot vote customers’ shares on non-routine matters, such as the election of directors, the approval of the Section 162(m) Performance-Based Program and the advisory vote on executive compensation. If your brokerage firm has not received voting instructions on a non-routine matter, these shares are considered “broker non-votes” to the extent that the brokerage firm submits a proxy. Broker non-votes are counted for purposes of establishing a quorum to conduct business at the meeting but will have no effect on the outcome of the non-routine proposals.

Directors are elected by a plurality of the votes cast by the holders of the Common Stock at a meeting at which a quorum is present. This means that the eight directors receiving the greatest number of votes will be elected as directors. Votes may be cast in favor of or withheld from each nominee. Votes that are withheld will have no effect.

Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2012 requires the affirmative vote of a majority of the votes of the holders of the Common Stock represented and entitled to vote at a meeting at which a quorum is present. Votes may be cast “for” or “against” ratification or a stockholder may abstain. Abstentions will be included in the number of votes present and entitled to vote and accordingly will be treated as “against” votes.

Approval of the Carmike Cinemas, Inc. Section 162(m) Performance-Based Program requires the affirmative vote of a majority of the votes of the holders of the Common Stock represented and entitled to vote at a meeting in which a quorum is present. Votes may be cast “for” or “against” approval or a stockholder may abstain. Abstentions will be included in the number of votes present and entitled to vote and accordingly will be treated as “against” votes.

The advisory vote on the compensation of the named executive officers as disclosed in this proxy statement requires the affirmative vote of a majority of the votes of the holders of the Common Stock represented and entitled to vote at a meeting at which a quorum is present. Votes may be cast “for” or “against” approval or a stockholder may abstain. Abstentions will be included in the number of votes present and entitled to vote and accordingly will be treated as “against” votes.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Board of Directors has nominated the eight individuals named below for election as directors of Carmike, each to serve until the next annual meeting of stockholders or until his or her respective successor is duly elected and qualified, or until his or her death, resignation, retirement or removal. The Compensation and Nominating Committee of the Board of Directors also evaluates other candidates for election to the Board of Directors from time to time and to fill vacancies on the Board between annual meetings.

Carmike’s Amended and Restated By-laws (the “By-laws”) state that the Board of Directors shall consist of eleven directors; however, at any annual or special meeting, the stockholders may, and at any meeting of the Board of Directors, the Board of Directors may, fix a different number of directors who shall constitute the full Board of Directors, but the full Board of Directors shall consist of not less than six and no more than twelve directors. The Board of Directors has currently set the full Board at eight directors.

All the nominees are presently directors of Carmike except for Mr. Erwin. Mr. Berkman was initially recommended for nomination and election by our stockholder, Bigfoot Ventures Ltd. Mr. Van Noy, a current director and the Company’s Senior Vice-President and Chief Operating Officer, is not standing for re-election to the Board of Directors. The Board of Directors thanks Mr. Van Noy for his service. It is the present intention of the persons named in the accompanying form of proxy to vote such proxy (unless authority to so vote is withheld) for the election of the eight nominees named below as directors of Carmike.

The Board of Directors expects that each of the nominees will be available to stand for election and to serve as a director. In the event a vacancy among the original nominees occurs prior to the meeting, the proxies may be voted for a substitute nominee or nominees named by the Board and for the remaining nominees, or the Board may provide for a lesser number of directors.

The Board of Directors affirmatively determined that each of the nominees qualifies for election under the criteria for evaluation of directors. See “Corporate Governance—Selection of Director Nominees—General Criteria and Process” on page 59 of the proxy statement. In addition, the Board of Directors determined that each nominee, except Mr. Passman, qualifies as an independent director under applicable standards.

There are no family relationships among our directors or executive officers.

Nominees

The following is a description of the business experience of each nominee for at least the past five years. For purposes of this description, references to Carmike include Carmike’s predecessor, Martin Theatres, Inc., and ages are presented as of February 15, 2012:

Roland C. Smith, Chairman of the Board, 57, has been one of Carmike’s directors since April 2002, and has served as Chairman of the Board of Directors since June 2009. In addition, he currently serves as Chairman of the Compensation and Nominating Committee, and as a member of the Executive Committee. Mr. Smith was a Special Advisor to The Wendy’s Company, a restaurant owner, operator and franchisor, from September 2011 to December 2011 and served as President and Chief Executive Officer of The Wendy’s Company from July 2011 to September 2011. Mr. Smith served as President and Chief Executive Officer of Wendy’s/Arby’s Group, Inc. and Chief Executive Officer of Wendy’s International, Inc., a restaurant owner, operator and franchisor, from September 2008 to July 2011. Mr. Smith served as the Chief Executive Officer of Triarc Companies, Inc. from June 2007 until September 2008 and the Chief Executive Officer of Arby’s Restaurant Group, Inc., a restaurant owner operator and franchisor, from April 2006 until September 2008. Mr. Smith served as President and Chief Executive Officer of American Golf Corporation and National Golf Properties, an owner and operator of golf courses, from February 2003 to November 2005. He was President and Chief Executive Officer of AMF Bowling Worldwide, Inc., an owner and operator of bowling centers, from April 1999 until January 2003. Mr. Smith previously served as President and Chief Executive Officer of the Triarc Restaurant Group (the predecessor to Arby’s Restaurant Group, Inc.) from February 1997 to April 1999. Mr. Smith currently serves on the Board of Directors of The Wendy’s Company. The Compensation and Nominating Committee considered Mr. Smith’s skills and experience demonstrated as a senior executive for several companies, as well as his familiarity and experience with the retail, leisure and entertainment industries in recommending that Mr. Smith be nominated as a director.

Mark R. Bell, 66, has been one of our directors since October 2011 and currently serves as a member of the Audit Committee. Mr. Bell is a retired Senior Partner at PricewaterhouseCoopers and Arthur Andersen. Mr. Bell currently serves as a director and Audit Committee Chairman of Reliability First Corporation, a not-for-profit company whose mission is to serve and enhance electric service reliability and security, and as a director and Audit Committee Chairman of TRX Corporation, a global technology company specializing in travel technology and data services. The Compensation and Nominating Committee considered Mr. Bell’s skills and experience, including financial expertise, demonstrated in his over 36 year career serving clients in multiple industries, including energy, utility and telecom and his work with Fortune 500 and mid-cap companies, providing a wide range of professional services, in recommending that Mr. Bell be nominated as a director.

Jeffrey W. Berkman, 47, has been one of our directors since November 2009. Mr. Berkman is founding Partner of The Berkman Law Firm, PLLC where he currently serves as a solo practitioner. Mr. Berkman previously served as Senior Vice President and General Counsel of Bigfoot Ventures Ltd., a venture capital firm, and several affiliates, including a movie and television production company, a real estate investment and development company and various internet based businesses since 2000. Bigfoot Ventures Ltd. owns approximately 1.9 million shares of our Common Stock. Mr. Berkman is no longer employed by Bigfoot Ventures Ltd. Prior to 2000, Mr. Berkman was a Senior Associate at the law firms of Davis, Scott, Weber & Edwards (now Hogan Lovells); Arent Fox; and Whitman Breed Abbot & Morgan (now Winston & Strawn). The Compensation and Nominating Committee considered Mr. Berkman’s relationship with Bigfoot Ventures Ltd., one of our major stockholders, and his skills and experience demonstrated in his legal career, including as General Counsel of Bigfoot, as well as his experience and familiarity with the entertainment industry in recommending that Mr. Berkman be nominated as a director.

Sean T. Erwin, 60, is a nominee for director. The Board of Directors has nominated Mr. Erwin for election to the Board at the Annual Meeting. Mr. Erwin currently serves as the Chairman of the Board of Neenah Paper, Inc., a position he has held since November 2004. Previously, Mr. Erwin also served as Chief Executive Officer of Neenah Paper, Inc. from the time of its spin-off from Kimberly-Clark Corporation in November 2004 until June 2011. Prior to the spin-off, he served as an employee of Kimberly-Clark since 1978 and held increasingly senior positions in both finance and business management. In January 2004, Mr. Erwin was named President of Kimberly-Clark’s Pulp and Paper Sector, which comprised the businesses transferred to Neenah Paper Inc. by Kimberly-Clark. He served as the President of the Global Nonwoven business from early 2001. He has also served as the President of the European Consumer Tissue business, Managing Director of Kimberly-Clark Australia, as well as President of the Technical Paper business. He serves as the Chairman of the Board of Neenah Paper Inc. Mr. Erwin has been a Director of Neenah Paper Inc. since November 30, 2004. Mr. Erwin has been a Director of Elavon, Inc. (Formerly Nova Corp.) since July 2000. The Compensation and Nominating Committee considered Mr. Erwin’s experience demonstrated as a senior public company executive as well as his expertise in finance and business management, in recommending that Mr. Erwin be nominated as a director.

James A. Fleming, 53, has been one of our directors since March 2009 and currently serves as a member of the Audit Committee and the Compensation and Nominating Committee. Mr. Fleming has served as Executive Vice President and Chief Financial Officer of Schottenstein Property Group, Inc., an owner, operator, acquirer and redeveloper of shopping centers, since January 2011. Mr. Fleming was Executive Vice President and Chief Financial Officer of Cousins Properties Incorporated, a leading diversified real estate company, based in Atlanta and listed on the New York Stock Exchange, from August 2004 to November 2010. From July 2001 to August 2004, Mr. Fleming was Senior Vice President, General Counsel and Secretary of Cousins Properties Incorporated. Prior to joining Cousins Properties, Mr. Fleming was a partner in the Atlanta law firm of Fleming & Ray from October 1994 until July 2001. The Compensation and Nominating Committee considered Mr. Fleming’s skills and experience demonstrated as a senior executive for Schottenstein Property Group, Inc. and Cousins Properties Incorporated, including as Chief Financial Officer and as General Counsel, as well as his familiarity and experience with the commercial real estate industry in recommending that Mr. Fleming be nominated as a director.

Alan J. Hirschfield, 76, has been one of our directors since April 2002 and currently serves as Chairman of the Audit Committee and a member of the Executive Committee. Mr. Hirschfield is a private investor and consultant. From 1992 to 2000, he was Co-Chief Executive Officer of Data Broadcasting Corporation, a global provider of financial and business information, which merged with Financial Times/Pearsons, Inc. From 1986 to 1990, Mr. Hirschfield served as a consultant/investor in the entertainment/media industry. From 1982 to 1986, he was the Chairman and Chief Executive Officer of Twentieth Century Fox Film Corporation. Mr. Hirschfield was President and Chief Executive Officer of Columbia Pictures, Inc. from 1973 to 1978. He currently serves on the Boards of Directors of Cantel Medical Corp. and Leucadia National Corporation, a diversified holding company. Mr. Hirschfield served as a member of the Board of Directors of Interactive Data Corporation from 1992 to 2006 and as a member of the Board of Directors of Peregrine Systems, Inc. from 2003 to 2005. The Compensation and Nominating Committee considered Mr. Hirschfield’s skills and experience, including as a Chief Executive Officer, demonstrated throughout his career in the film and entertainment industries and his service on other public company boards, in recommending that Mr. Hirschfield be nominated as a director.

S. David Passman III, 59, has been our President and Chief Executive Officer since June 2009 and one of our directors since June 2003. Mr. Passman is a member of the Executive Committee and the Corporate Governance Committee. Mr. Passman served as the President and Chief Executive Officer of IBS-STL, Inc., or its predecessor, STL, Inc., a book publishing and distribution company, from June 2005 until January 2009. Mr. Passman served as the President of the Harland Printed Products and Harland Checks divisions of John H. Harland Co., a provider of printed products and software and related services to the financial institution market, from 1999 to 2003 and as Chief Financial Officer from 1996 to 1999. From 1981 to 1996, Mr. Passman was a partner in the tax division of Deloitte & Touche LLP, a public accounting firm. Mr. Passman served as the Managing Partner of the Atlanta, Georgia office of Deloitte & Touche LLP from 1993 to 1996. Mr. Passman is a Certified Public Accountant. The Compensation and Nominating Committee considered Mr. Passman’s skills and experience demonstrated as a senior executive, including as Chief Executive Officer and Chief Financial Officer, for several private and public companies, his knowledge of our business and industry, and his expertise in public accounting, in recommending that Mr. Passman be nominated as a director. In addition, it has been our historic practice that our Chief Executive Officer serves as a director.

Patricia A. Wilson, 61, has been one of our directors since April 2004 and currently serves as a member of the Audit Committee and Compensation and Nominating Committee, and Chair of the Corporate Governance Committee. Ms. Wilson has been practicing as a private attorney since October 2002, advising both private and public companies in corporate and securities law. Ms. Wilson served as the General Counsel to NDCHealth Corporation, a provider of information systems and services to the healthcare market, from October 2000 to October 2002. Prior to joining NDCHealth Corporation, she was a partner with the law firm of Troutman Sanders LLP from 1988 to September 2000, practicing in the fields of corporate finance and securities law. The Compensation and Nominating Committee considered Ms. Wilson’s skills and experience demonstrated throughout her legal career advising public companies on corporate, securities and governance affairs in recommending that Ms. Wilson be nominated as a director.

The Board of Directors recommends a vote FOR the nominees set forth above.

PROPOSAL TWO:

APPROVAL OF THE CARMIKE CINEMAS, INC.

SECTION 162(m) PERFORMANCE-BASED PROGRAM

We are asking for your approval of the Carmike Cinemas, Inc. Section 162(m) Performance-Based Program (the “Program”). The following description of the Program is a summary only and does not purport to be complete. The summary is qualified in its entirety by reference to the text of the Program, which is attached hereto as Appendix A.

Background

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we cannot deduct compensation paid to certain of our executive officers in excess of $1 million in any fiscal year, unless such compensation meets the requirements for “performance-based compensation exception” under Section 162(m) of the Code.

In order to avoid the Code Section 162(m) deduction limitation in the future, our Compensation and Nominating Committee proposes, to the extent practicable, that any annual bonus or incentive compensation paid to “Covered Executives” (namely, our Chief Executive Officer and certain other executive officers who are deemed to be “covered employees” under Code Section 162(m)) satisfy the requirements for the performance-based compensation exception in Section 162(m) of the Code. One of those requirements under Section 162(m) of the Code is that our stockholders approve the material terms of the Program.

Purpose

The primary purpose of the Program is to permit Carmike to grant Awards to a Covered Executive that are intended to satisfy the Code Section 162(m) performance-based compensation exception, and to pay such Awards if, and to the extent, the Compensation and Nominating Committee determines that the performance goals established by the Compensation and Nominating Committee with respect to such Awards have been met. The term “Award” means an award (other than a stock option or a stock appreciation right) granted under the Carmike Cinemas, Inc. 2004 Incentive Stock Plan, and any successor plan (the “2004 Incentive Stock Plan”), or a bonus, including a cash bonus, granted under any other plan or program of Carmike. This Program is intended to supersede and replace the Carmike Cinemas, Inc. Annual Executive Bonus Program and Section 9.5 of the 2004 Incentive Stock Plan for future awards.

Administration

The Program is administered by our Compensation and Nominating Committee, each member of which is an outside director within the meaning of Section 162(m) of the Code.

Participants

The Compensation and Nominating Committee has the right to designate any executive officer of Carmike, including our Chief Executive Officer and any other employee of Carmike whom the Compensation and Nominating Committee deems a key employee, as a participant in the Program. We currently have seven executive officers eligible to participate.

Establishing Performance Goals

For each Award intended to satisfy the performance-based compensation exception, the Compensation and Nominating Committee must establish in writing the “performance period” and the “performance goals” based on such “business criteria” as the Compensation and Nominating Committee, in its discretion, deems appropriate under the circumstances. The performance goals must be established not later than the earlier of (1) ninety

(90) days after the commencement of the performance period or (2) the date as of which twenty-five percent (25%) of the performance period has elapsed; provided that the outcome is substantially uncertain at the time the Compensation and Nominating Committee actually establishes the performance goals. The performance goals may be established at such levels and on such terms as the Compensation and Nominating Committee determines, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The Compensation and Nominating Committee has the right to use different business criteria for different Awards and different participants, and the right to set different performance goals for different Awards based on the same business criteria. The business criteria for any participant may be based on company-wide performance, division-specific performance, department-specific performance, region-specific performance, personal performance or on any combination of such criteria. The Compensation and Nominating Committee may establish a bonus pool, the amount of which may depend on the satisfaction of performance goals, and allocate a maximum percentage of such pool to each participant eligible for an Award. When the Compensation and Nominating Committee establishes the performance goals, the Compensation and Nominating Committee will establish the general, objective rules that the Compensation and Nominating Committee will use to determine the extent, if any, that such performance goals have been met and the specific, objective rules, if any, regarding any exceptions to the use of such general rules. Such specific, objective rules may be designed as the Compensation and Nominating Committee deems appropriate to take into account or exclude any extraordinary or one-time or other non-recurring items of income or expense or gain or loss or any events, transactions (including acquisitions or dispositions), non-cash deferred compensation expense, property sales, sale/leaseback impact, impairment of assets, net screen growth, performance of competitor companies as demonstrated by published industry indices, or other circumstances that the Compensation and Nominating Committee deems relevant in light of the nature of the performance goals or the assumptions made by the Compensation and Nominating Committee regarding such goals.

Business Criteria upon Which Performance Goals are Based

All performance goals will be based on one or more of the following business criteria, or any variations of the following business criteria: (1) our return over capital costs or increases in our return over capital costs, (2) our total earnings or the growth in such earnings, (3) our consolidated earnings or the growth in such earnings, (4) our earnings per share or the growth in such earnings, (5) our net earnings or the growth in such earnings, (6) our earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (7) our earnings before interest and taxes or the growth in such earnings, (8) our consolidated net income or the growth in such income, (9) the value of our common stock or the growth in such value, (10) our stock price or the growth in such price, (11) our return on assets or the growth on such return, (12) our consolidated cash flow, theatre level cash flow or the growth in such cash flow, (13) our total stockholder return or the growth in such return, (14) our costs or expenses or the reduction of our costs or expenses, (15) our admissions or concessions revenue or the growth in such revenue, (16) our admissions pricing, concessions pricing and film rent or changes in such items, (17) our overhead ratios or changes in such ratios, (18) our expense-to-sales ratios or the changes in such ratios, (19) our economic value added or changes in such value added, (20) our capital structure (debt or equity) or changes to such capital structure, (21) our overall financial condition as measured by reference to one or more covenants contained in debt instruments to which we are a party from time to time and (22) theatre screens or the growth in theatre screens. In addition, to the extent consistent with the goal of providing for deductibility under Section 162(m) of the Code, business criteria may be based upon a participant’s attainment of personal objectives with respect to any of the foregoing business criteria, or (A) implementing policies, plans or systems (tangible and intangible), (B) negotiating or completing transactions, (C) developing long-term business goals, (D) exercising managerial responsibility, (E) developing new business lines, (F) hiring personnel, and (G) training personnel.

Certification of Performance Goals and Awards

After the end of each performance period, the Compensation and Nominating Committee will certify in writing the extent, if any, to which the performance goals for an Award have been met, and will determine the specific amount of the Award, if any, payable to the participant based on the extent to which the participant met his or her performance goals during the performance period. The Compensation and Nominating Committee has the right to reduce, but not to increase, the amount payable under an Award, provided that the reduction or elimination of an Award to one participant may not increase the Award to another participant.

Any Award which is payable as a cash bonus for any calendar year will be paid to the participant as soon as practical after the Compensation and Nominating Committee certification. However, no participant will have a right to payment of the Award if his or her employment terminates for any reason before the Award is actually paid, unless the Compensation and Nominating Committee, in its absolute discretion, directs Carmike to pay such Award to, or on behalf of, such participant in which case the bonus will be paid no later than March 15 of the calendar year following the calendar year for which the bonus was earned.

Maximum Awards

No Award under the Program can exceed the applicable maximum Award limits discussed below. If the Compensation and Nominating Committee establishes a bonus pool and allocates a maximum percentage of such pool to a participant, the maximum Award limit payable to such participant shall be the lesser of the maximum Award limit and the maximum Award determined by the Compensation and Nominating Committee for such period under the bonus pool. The maximum Award limit for any calendar year is as follows:

(1)	For Awards paid in cash, 200% of the participant’s base salary paid to the participant during such calendar year, or $2 million, whichever is less; and

(2)	For Awards made in the form of stock grants or stock unit grants, as defined in the 2004 Incentive Stock Plan, the number of shares of common stock of Carmike subject to such grant on the date of grant shall not exceed 250,000 shares; provided that with respect to the calendar year in which a participant is hired by Carmike or one of its subsidiaries, the number of shares of common stock of Carmike subject to such grant on the date of grant shall not exceed 375,000 shares.

Notwithstanding any provision of the 2004 Incentive Stock Plan, for Awards that cover a period of more than one calendar year, the maximum Award limit shall be the product of the applicable calendar year maximum Award limit and the number of calendar years covered by the Award.

Amending and Terminating the Program

The Compensation and Nominating Committee shall have the power to amend the Program from time to time as the Compensation and Nominating Committee deems necessary or appropriate, and to terminate the Program if the Compensation and Nominating Committee deems such termination in the best interest of Carmike.

Estimate of Benefits

The Compensation and Nominating Committee, subject to our stockholders approving the Program, set performance goals for Mr. Passman under the Program for the current fiscal year ending December 31, 2012. No other performance goals for 2012 under the Program have been set at this time. It is not possible to predict today the extent to which any performance goals will be satisfied for fiscal year 2012; however, Mr. Passman has been granted the following target awards subject to approval of the Program by our stockholders:

Name and Position	Annual Cash Incentive Bonus Target Amount ($)		Performance-Based Restricted Stock Target Amount (No. of Shares)
S. David Passman III, President and Chief Executive Officer	99,750	(1)	70,000

(1)	Represents the portion of Mr. Passman’s 2012 target bonus granted under the Program, subject to approval of the Program by the stockholders. The remainder of Mr. Passman’s 2012 target bonus has been granted under the existing Annual Executive Bonus Program.

The Board of Directors recommends a vote FOR the approval of the Carmike Cinemas, Inc. Section 162(m) Performance-Based Program.

PROPOSAL THREE:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee intends to appoint Deloitte & Touche LLP to audit our consolidated financial statements for the year ending December 31, 2012 and the effectiveness of our internal control over financial reporting as of December 31, 2012, and to prepare reports on this audit. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders. We are asking our stockholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012. Although ratification is not required by our By-Laws or otherwise, the Board of Directors is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm. If the intended appointment of Deloitte & Touche LLP is not ratified, the Audit Committee will reconsider the appointment. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Carmike and our stockholders.

The Board of Directors recommends a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2012.

AUDIT COMMITTEE REPORT

The Audit Committee consists of Alan J. Hirschfield as Chairman, Mark R. Bell, James A. Fleming, and Patricia A. Wilson. Each of Messrs. Hirschfield, Bell and Fleming and Ms. Wilson meets the applicable independence requirements of the SEC and the Nasdaq listing standards. In addition, each Audit Committee member meets the financial knowledge requirements under the Nasdaq listing standards and Mr. Fleming and Mr. Bell, designated by the Board of Directors as the “audit committee financial experts” under SEC rules, meet the Nasdaq professional experience requirements as well. The Audit Committee operates under a written charter adopted by the Board of Directors on May 9, 2003, a copy of which is available on Carmike’s website at www.carmike.com.

The primary responsibility of the Audit Committee is to oversee Carmike’s financial reporting process on behalf of the Board of Directors and report the results of its activities to the Board of Directors. Management is responsible for preparing Carmike’s financial statements and the independent registered public accounting firm is responsible for auditing those financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management Carmike’s audited financial statements as of and for the year ended December 31, 2011. The Audit Committee also has discussed with Deloitte & Touche LLP, Carmike’s independent registered public accounting firm for fiscal 2011, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Deloitte & Touche LLP also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP their independence.

Based on those reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in Carmike’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

The foregoing has been furnished by the Audit Committee of Carmike’s Board of Directors.

By the Audit Committee:	Alan J. Hirschfield, Chairman
March 8, 2012	Mark R. Bell
James A. Fleming
Patricia A. Wilson

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, and together with the Securities Act, the “Acts”), except to the extent that Carmike specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

FEES PAID TO INDEPENDENT AUDITORS

Aggregate fees billed to us for the fiscal years ended December 31, 2010 and 2011 by our independent registered public accounting firm, Deloitte & Touche LLP, were as follows:

	2010	2011
Audit Fees (1)	$1,324,783	$1,172,870

Audit-Related Fees (2)	98,500	182,051
Tax Fees (3)	351,800	212,300
All Other Fees	—	—

Total Fees Paid to Auditor	$1,775,083	$1,567,221

(1)	Audit fees and expenses primarily relate to the 2010 and 2011 annual audits, the review of quarterly reports on Form 10-Q and the annual report on Form 10-K and the audit of internal controls over financial reporting.

(2)	Includes fees for accounting advisory services related to the accounting treatment of transactions or events, including acquisitions.

(3)	Includes fees for tax compliance, tax planning and advice services.

Audit Committee Policy for Pre-Approval of Independent Auditor Services

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. The policy provides for the general pre-approval of specific types of services, gives detailed guidance to management as to the specific services that are eligible for general pre-approval and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. Pursuant to its charter, the Audit Committee has delegated to its Chairman the authority to address any requests for pre-approval of services between Audit Committee meetings, and the Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

Requests for pre-approval for services that are eligible for general pre-approval must be detailed as to the services to be provided and the estimated total cost and are submitted to Carmike’s Chief Financial Officer or Controller. The Chief Financial Officer or Controller then determines whether the services requested fall within the detailed guidance of the Audit Committee in the policy as to the services eligible for general pre-approval. The Audit Committee will be informed on a regular basis regarding the services rendered by the independent registered public accounting firm in accordance with our general pre-approval policy.

None of the services related to the Tax Fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The goal of our executive compensation program is the same as our goal for operating Carmike—to create long-term value for our stockholders. To achieve this goal, we have designed and implemented compensation programs for our executives to reward them for sustained financial and operating performance, to align their interests with those of our stockholders, and to encourage them to remain with our company.

In this section, we summarize:

•

the role and activities of the Compensation and Nominating Committee, as well as outside compensation consultants and our executives, in matters of executive compensation, in general and during the fiscal year ended December 31, 2011;

•	compensation for our named executive officers;

•	the philosophy, policies and principles of our executive compensation program;

•	the primary components of our executive compensation program—base salary, annual bonus, deferred compensation, long-term incentives, and benefits and perquisites;

•	the agreements with our named executive officers;

•	certain insider trading, tax and accounting requirements; and

•

our compensation-related governance initiatives, including our stock ownership guidelines and holding period requirements, our incentive compensation recoupment policy and our policy not to provide excise tax gross-up payments.

Executive Summary of Fiscal 2011 Results

Fiscal year 2011 began with a challenging first quarter for us as domestic box office revenue decreased over 20% compared with the 2010 period due to a lack of high-profile films. However, the second and third quarters of 2011 ranked as the two highest-grossing domestic box office quarters in box office history. We performed very well during these quarters, posting 8% year-over-year attendance increases in each quarter. In addition, we outperformed the industry in box office attendance during each of the last three fiscal quarters of 2011. We also continued to experience significant increases in concession and other per patron spending in 2011, achieving an increase of 7% over the 2010 fiscal year. For the 2011 year, revenue was $482.2 million which represented a 1% decline from 2010. However, we successfully controlled operating costs during 2011 which resulted in us exceeding our 2011 EBITDA performance goals.

We continued to strengthen our balance sheet in 2011 by making $35 million of voluntary bank debt prepayments. We believe that we are well-positioned to begin growing our circuit. To this end, we completed the acquisitions of Davis Theatres and MNM Theatres in 2011 and opened a new build-to-suit theatre in late 2011. We intend to complete additional build-to-suit theatres in 2012. The Compensation and Nominating Committee has considered our 2011 performance and future operating plans in determining executive compensation for the named executive officers.

Key Compensation Decisions

The Compensation and Nominating Committee believes that our compensation strategy has been effective in rewarding executives appropriately and in attracting and retaining highly qualified key executives. In furtherance of our overall goals of aligning employee and stockholder interests, rewarding pay for performance and providing competitive compensation to our key executives, the Compensation and Nominating Committee has made the following key decisions:

•	Base salaries for senior executives, which remained flat in 2010 and 2011, were adjusted in 2012 based on a market review, the lack of changes during the prior two years and our recent performance.

•

Short-term cash incentives are performance-based and include financial, non-financial, company-wide and individual targets. In recent years, these targets have focused on the achievement of EBITDA goals, expense reduction and operating improvements. For 2011, incentives were earned at 118% of target, based on our actual EBITDA and between 24% and 124% of target based on operating performance criteria.

•

Long-term equity compensation grants are made on an annual basis and are structured to promote the retention of key executives and the achievement of performance goals. To better achieve this goal, for 2012 stock option grants have been eliminated in favor of time-based restricted stock and performance-based restricted stock with performance measured over a three-year period. In 2011, the Compensation and Nominating Committee granted stock options, time vesting restricted stock and performance vesting restricted stock with an EBITDA performance goal.

The Compensation and Nominating Committee continues to monitor competitive industry compensation practices and our specific financial and operating goals. Accordingly, the committee may adopt changes to its approach and policies in response to changes in industry practice or company goals as it deems desirable or necessary.

Consideration of “Say on Pay” and “Say When on Pay” Voting Results

The Compensation and Nominating Committee considered the results of the stockholder “say on pay” vote at our 2011 annual meeting of stockholders in making compensation decisions for 2011. Because over 93% of votes cast for or against the proposal approved our compensation program as described in our 2011 proxy statement, the Compensation and Nominating Committee believes that stockholders support our compensation policies and programs. Therefore, the Compensation Nominating Committee continued to generally apply the same principles in determining the amounts and types of executive compensation for 2011 and in structuring 2012 compensation.

The Compensation and Nominating Committee and the Board of Directors considered the results of the shareholder “say when on pay” vote at our 2011 annual meeting of stockholders in adopting a frequency policy for future say on pay votes. Our Board of Directors recommended an annual frequency for the say on pay vote, and a substantial majority (over 94%) of votes cast by stockholders supported an annual frequency. Therefore, the Board of Directors adopted an annual frequency policy.

The Compensation and Nominating Committee

The Compensation and Nominating Committee is responsible for setting the overall compensation strategy and compensation policies for our senior executives and directors, including determining the forms and amount of compensation appropriate to achieve our strategic objectives. The Compensation and Nominating Committee’s functions are more fully described in its charter, which can be viewed at the investor relations page on our website at www.carmike.com. The Compensation and Nominating Committee annually reviews and recommends changes to its charter for approval by the Board of Directors.

The Compensation and Nominating Committee currently consists of Roland C. Smith, as Chairman, James A. Fleming and Patricia A. Wilson.

The charter of the Compensation and Nominating Committee requires that the Committee be comprised of not less than two members of the Board of Directors. As required by the charter, the Board of Directors has determined that each member of the Compensation and Nominating Committee is: (1) independent as defined under the Nasdaq listing standards, (2) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, (3) an “outside director” for purposes of satisfying Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and (4) otherwise free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

Role of Compensation Consultants

The Compensation and Nominating Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director or executive compensation. Since February 2010, the Compensation and Nominating Committee has engaged Mercer LLC as the Committee’s external compensation consultant to assist the Committee in reviewing and analyzing Carmike’s compensation structure and practices generally, the reports from Pearl Meyer & Partners (management’s compensation consultant) and management’s compensation recommendations. Mercer LLC has not been engaged to provide any other services to Carmike.

Carmike has engaged Pearl Meyer & Partners as management’s compensation consultant since June 2009. During 2010 and 2011, Pearl Meyer & Partners provided various compensation recommendations, analyses and presentations, which included, among other items:

•	reviews and assessments of our share availability under our current long-term incentive plan;

•	reviews and assessments of the general market competitiveness of our current compensation structure for our senior executives;

•	an examination of a 15-company peer group for executive and director compensation benchmarking purposes;

•	reviews and assessments of our current short-term and long-term incentive plans relative to peer group practices and broader market trends; and

•	recommended changes to our current programs.

The Pearl Meyer & Partners recommendations and analyses in 2009 and 2010 were primarily based on comparisons to published survey data and public proxy information from other motion picture exhibition companies. The Compensation and Nominating Committee used this information to provide a general understanding of competitive market practices and to inform its decisions. Beginning with compensation decisions for 2011, the Compensation and Nominating Committee also utilized a compensation peer group for executive and director benchmarking purposes developed in conjunction with Mercer LLC.

In constructing its peer group, the Compensation and Nominating Committee and Mercer LLC considered each company’s size (based on revenue), industry, business model, scope of operations and number of employees, among other factors. The Compensation and Nominating Committee and Mercer LLC evaluated companies with revenue ranging from approximately one-half to two times Carmike’s revenue as well as other companies in the motion picture exhibition industry. The companies comprising this peer group are listed below:

• Ascent Media Corporation	• Life Time Fitness, Inc.	• Regal Entertainment Group
• California Pizza Kitchen	• LodgeNet Interactive Corporation	• Ruth’s Hospitality Group, Inc.
• CEC Entertainment, Inc.	• The Marcus Corporation	• Six Flags Entertainment Corporation
• Cinemark Holdings, Inc.	• McCormick and Schmick’s Seafood Restaurants, Inc.	• Texas Roadhouse, Inc.
• Great Wolf Resorts, Inc.	• Reading International, Inc.	• World Wrestling Entertainment, Inc.

Role of Executives in Establishing Compensation for 2011

Generally, the Chief Executive Officer makes recommendations to the Compensation and Nominating Committee for base salary and bonus compensation amounts for other senior executives. The Compensation and Nominating Committee also consults with the Chief Executive Officer when establishing the financial and operating criteria for performance-based bonuses applicable to other senior executives; however, the Committee meets in executive session when considering the compensation of the Chief Executive Officer. The Compensation and Nominating Committee periodically invites the Chief Executive Officer, the Chief Financial Officer, the Secretary and other members of the Board of Directors to attend Committee meetings in order to receive operating and financial information from these officers and directors and to discuss goals, objectives and performance. The Compensation and Nominating Committee does not delegate any of its duties to management and regularly holds executive sessions without the members of management present.

Compensation Committee Activity

Mr. Smith, as Chairman, sets the agenda for each meeting of the Compensation and Nominating Committee in consultation with management, counsel and the other Committee members. In 2011, the Compensation and Nominating Committee met six times. During these meetings in 2011, the Compensation and Nominating Committee, among other items:

•	approved the payment of 2010 incentive bonuses for senior executives;

•	approved 2011 base salaries and incentive bonus objectives for the senior executive officers;

•

approved the grant of options to purchase 157,000 shares of our Common Stock, at an exercise price of $7.34 per share, 50,000 shares of time-vested restricted stock and up to 66,000 shares of performance-based restricted stock to a group of seven senior executives, including the NEOs (as defined below), in March 2011;

•	recommended changes to non-employee director compensation as discussed in more detail in the section entitled “Compensation of Directors”;

•	approved a compensation peer group for executive and director benchmarking purposes developed in conjunction with Mercer LLC;

•

recommended candidates for election to the Board of Directors, amendments to the 2004 Incentive Stock Plan, and an annual “say when on pay” advisory vote on executive compensation as set forth in the 2011 Proxy Statement;

•	recommended the appointment of Mr. Bell to the Board of Directors and to the Audit Committee;

•	approved or recommended the adoption of (in consultation with our Corporate Governance Committee) a number of compensation-related corporate governance initiatives;

•

recommended the appointment of Daniel E. Ellis to serve as the Corporation’s Senior Vice-President, General Counsel and Corporate Secretary in August 2011 and approved the grant of options to purchase 15,000 shares of our Common Stock at an exercise price of $6.23 per share, 5,000 shares of time-vested restricted stock and 2,083 shares of performance-based restricted stock in connection with his appointment;

•	completed its annual self-evaluation process; and

•	reviewed the Board’s committee membership.

To date, the Compensation and Nominating Committee has held three meetings in 2012. During these meetings in 2012, the Compensation and Nominating Committee, among other items:

•	approved the payment of 2011 incentive bonuses for senior executives;

•	approved 2012 base salaries and incentive bonus objectives for the senior executive officers;

•

approved and recommended the adoption of changes to long-term equity compensation grants, including the discontinuation of stock option grants, in favor of time-based and performance-based restricted stock grants promoting the achievement of performance-based goals;

•

approved the grant of 80,250 shares of time-vested restricted stock and up to 232,500 shares of performance-based restricted stock to a group of seven senior executives, including the NEOs, in March 2012; and

•	recommended candidates for election to the Board of Directors.

Named Executive Officers for 2011

The Compensation and Nominating Committee reviews, analyzes and approves the compensation of our senior executive officers, including the “Named Executive Officers” or “NEOs” included in the tables set forth following this Compensation Discussion and Analysis. The NEOs for 2011 include our Chief Executive Officer, our Chief Financial Officer, the three other executive officers with the highest total compensation for 2011, calculated in accordance with the rules and regulations of the SEC, as well as our former Senior Vice President, General Counsel and Secretary, who retired effective July 15, 2011. Our NEOs for 2011 were:

•	S. David Passman III, President and Chief Executive Officer;

•	Richard B. Hare, Senior Vice President—Finance, Treasurer and Chief Financial Officer;

•	Fred W. Van Noy, Senior Vice President and Chief Operating Officer;

•	Daniel E. Ellis, Senior Vice President, General Counsel and Corporate Secretary;

•	John Lundin, Vice President—Film; and

•	Lee Champion, our former Senior Vice President, General Counsel and Secretary.

Compensation Philosophy, Policies and Principles

The Compensation and Nominating Committee is responsible for establishing the policies and principles that form the basis of our executive compensation programs. The Compensation and Nominating Committee’s philosophy is to implement programs that are designed to:

•	attract and retain highly qualified key executives;

•	provide competitive base salaries and cash incentives as well as retirement savings;

•	motivate executives by rewarding performance that supports achievement of financial and operating goals; and

•	encourage employee stock ownership to align employee and stockholder interests.

We believe our compensation programs provide senior executives with a pay opportunity that is reasonable and competitive with the external market and that rewards performance. For example, in 2011, Carmike’s compensation policy for senior executives was designed to provide a competitive base of cash compensation (considering factors such as experience, qualifications and our recent performance) and tying incentive compensation to achieving specified levels of financial performance and specific operating goals. However, the Compensation and Nominating Committee believes that when our performance or the executive’s individual achievement exceeds performance objectives or does not meet expectations, overall pay should reflect actual performance. In connection with developing pay opportunities that are reasonable and competitive, the Compensation and Nominating Committee has utilized comparisons to published survey data, information gathered on our 15-company peer group and public proxy information from other motion picture exhibition companies.

We believe that a compensation structure related to performance reinforces our business objectives and the alignment of the employee’s interest with our stockholders. Senior executive compensation is linked to individual performance as well as overall company performance with respect to financial and operating objectives. The Compensation and Nominating Committee selects financial and operating metrics which it believes strongly correlate to key strategic goals and enhanced stockholder value over time. For instance, recent performance metrics have been designed in part to reflect our EBITDA targets, film rent and real estate sales goals, as well as expense reduction.

Historically, we awarded equity-based long-term incentives from time to time to employees for retention purposes or in connection with hiring new key employees, and had not considered these grants as a component of annual compensation but rather as long-term incentive compensation designed to compensate a senior executive, generally over a three-year period. In February 2010, our Compensation and Nominating Committee, upon advice received from management’s compensation consultant and the Committee’s external compensation consultant, determined to end Carmike’s practice of granting long-term equity incentive compensation designed to compensate executives over a three-year period. Since 2010, the Compensation and Nominating Committee has had in place an equity-based long-term incentive compensation program that grants annual awards. The Compensation and Nominating Committee believes that an annual award program aligns Carmike with competitive practices and will enhance the Committee’s ability to monitor and manage equity grants as a component of compensation. We grant long-term incentive awards to key employees at a regularly scheduled meeting of the Compensation and Nominating Committee, typically in February or March of each year.

In March 2012, our Compensation and Nominating Committee, upon recommendations received by management and Pearl Meyer & Partners (and reviewed by Mercer LLC), altered its approach to granting long-term compensation. This new approach eliminates stock options and instead offers an equity grant mix that includes time-based and performance-based restricted stock. The Compensation and Nominating Committee believes that the elimination of stock options will: (1) increase the performance-orientation of the program; (2) reduce our annual share usage; (3) better align the cost to us and the value we receive from the program; (4) increase a participant’s perceived value from the program; and (5) reflect the practices of our peer companies.

As part of this altered approach to long-term equity grants beginning in 2012, the Compensation and Nominating Committee restructured the terms of the performance-based restricted stock awards to senior executives in light of the principles described above. The restructured performance-based restricted stock awards will have the following attributes:

•	three separate one-year performance measurement periods;

•	annual EBITDA-based performance goals equivalent to the annual cash incentive bonus program;

•	a payout percentage ranging from 0% (if below a defined threshold) to 150% (for exceeding target performance) of the targeted amount of performance-based restricted shares;

•	the vesting of any earned performance-based shares on the third anniversary of the grant date (if the executive remains employed through such date); and

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committee discretion to reduce the number of such earned shares vesting (on the third anniversary of the grant date) to the target amount of shares if (1) the number of earned shares subject to potential vesting exceeds the target and (2) Carmike’s total shareholder return is negative.

Components of Executive Compensation

The basic components of executive compensation are:

•	base salary;

•	annual cash incentive bonus pursuant to our Annual Executive Bonus Program;

•	cash compensation pursuant to a deferred compensation program; and

•	long-term equity incentives.

In addition, our compensation program includes certain benefits and perquisites. Each component is described in more detail below.

During 2011, the Compensation and Nominating Committee engaged Mercer LLC as the Committee’s external compensation consultant to assist the Committee in reviewing and analyzing Carmike’s compensation structure and practices generally, the reports from Pearl Meyer & Partners (management’s consultant) and management’s compensation recommendations. In connection with this review, the Compensation and Nominating Committee took the steps described below, with respect to the various elements of our executive pay.

Base Salary

Our base salary program is designed to provide our senior executives with a competitive base of cash compensation. The Compensation and Nominating Committee, in consultation with the Chief Executive Officer, annually reviews and approves base salaries for the other senior executive officers. The Compensation and Nominating Committee considers various factors, which include individual performance over time, each individual’s role and responsibilities and a general assessment of competitive market practices, when setting base salaries.

The base salary for our Chief Executive Officer was established under the terms of his June 2009 employment agreement. The terms of Mr. Passman’s employment agreement, including his base salary, were determined solely by the Compensation and Nominating Committee in consultation with its external compensation consultant and other independent members of the Board of Directors.

In March 2011, the Compensation and Nominating Committee, upon the recommendation of the Chief Executive Officer, the advice and recommendation of management (including Pearl Meyer & Partners) and Mercer LLC (the Committee’s external compensation consultant), as well as the Committee’s experience and judgment, approved the 2011 base salaries for the NEOs as set forth in the following table. The Compensation and Nominating Committee considered possible changes in base salary amounts for NEOs in 2011 but ultimately determined to make no changes based on a number of factors, including our 2010 performance. Mr. Ellis’ 2011 base salary was determined pursuant to the terms of his offer letter entered into in connection with his appointment as Senior Vice President, General Counsel and Corporate Secretary. The increases in 2012 reflect the Compensation and Nominating Committee’s belief that such amounts were reasonable based on market comparisons (including the compensation peer group), the lack of increases in 2010 and 2011 and our recent performance.

Name	2010 Base Salary ($)		2011 Base Salary ($)		2012 Base Salary ($)
S. David Passman III	630,000		630,000		665,000
Richard B. Hare	325,000		325,000		335,000
Fred W. Van Noy	375,000		375,000		385,000
Daniel E. Ellis	—		290,000	(2)	300,000
John Lundin	225,000	(1)	225,000		232,000
Lee Champion (3)	285,000		285,000		N/A

(1)	Mr. Lundin was hired as Vice President—Film on January 25, 2010 at an annual base salary of $200,000. Mr. Lundin’s salary was increased to $225,000 in September 2010.

(2)	Mr. Ellis was hired as Senior Vice President, General Counsel and Corporate Secretary on August 1, 2011 at an annual base salary of $290,000. Mr. Ellis earned a base salary of $124,583 for the period from August 1, 2011 to December 31, 2011.

(3)	Mr. Champion, our former Senior Vice President, General Counsel and Secretary, retired from Carmike on July 15, 2011. The $285,000 base salary represents Mr. Champion’s annualized base salary for 2011.

Annual Cash Incentive Bonuses—Annual Executive Bonus Program

The Carmike Cinemas, Inc. Annual Executive Bonus Program (the “Bonus Program”) was approved by Carmike’s stockholders on May 18, 2007. The purpose of the Bonus Program is to give each participant the opportunity to receive an annual incentive bonus for each fiscal year payable in cash, if, and to the extent, the Compensation and Nominating Committee determines that the performance goals set by the Committee for each participant for such year have been satisfied. In addition, the Bonus Program is designed to meet the requirements for performance-based compensation under Section 162(m) of the Code. At the Annual Meeting, the stockholders will be asked to approve a new Section 162(m) Performance-Based Program, which will supersede the Bonus Program for future annual incentive bonuses. See “Proposal Two—Approval of the Carmike Cinemas, Inc. Section 162(m) Performance-Based Program.”

Overall, the Bonus Program is designed to motivate and retain senior executive officers by providing at-risk cash compensation contingent upon achieving certain company and individual objectives, which for 2011 were financial and operating in nature. The 2011 bonus targets for the senior executive officers were approved by the Compensation and Nominating Committee in March 2011, based upon a formula tied to Carmike’s achievement of certain levels of EBITDA and additional operating goals specifically identified by the Committee, which included the achievement of bonus goals by other employees and evaluations of the executive by various groups. The Compensation and Nominating Committee consulted with our Chief Executive Officer and considered the reviews of Pearl Meyer & Partners and Mercer LLC in determining the 2011 individual bonus target amounts and operating goals for the senior executive officers.

Process

In the first quarter of the fiscal year, the Compensation and Nominating Committee approves annual bonus target amounts for the senior executive officers for the current fiscal year. In addition, at this meeting, the Compensation and Nominating Committee approves the applicable performance goals (both financial and operational) for the senior executive officers for the current year. In setting these performance goals, the Compensation and Nominating Committee reviews our annual forecast and budget for the current fiscal year, determines the key corporate objectives and operating goals for the current year (on a company-wide and individual basis) and identifies individual performance objectives for each senior executive officer.

In connection with or following the filing of our Annual Report on Form 10-K after the end of the year, typically at its March meeting, the Compensation and Nominating Committee determines the bonuses to be paid to the senior executive officers for the prior fiscal year by analyzing the pre-established performance goals (both financial and operational) compared against the actual performance results for the prior year. If our actual performance for that year exceeds the performance goals, the amounts granted to participants under the program may exceed the target bonus amount. Any additional bonus beyond a level previously set by the Compensation and Nominating Committee is made at the sole discretion of the Committee. Similarly, if performance falls below specified performance levels, our executives receive bonuses below the target amount, which depending on performance may result in no cash bonuses. In connection with 2011 bonus determinations for our senior executive officers, our Chief Executive Officer provided input and recommendations to the Compensation and Nominating Committee with respect to the analysis of individual performance objectives and the determination of bonus amounts.

Determining 2011 Target Cash Incentive Bonus Opportunity

In March 2011, the Compensation and Nominating Committee, upon the recommendation of the Chief Executive Officer, and based on the reviews and analyses from Pearl Meyer & Partners and Mercer LLC, set the 2011 annual target cash incentive bonus opportunities for senior executive officers as a percentage of each executive’s 2011 base salary amount. In setting these percentages, the Compensation and Nominating Committee considered information on competitive market practices in comparisons to published survey data, public proxy information from other motion picture exhibition companies and the compensation peer group, but ultimately based its determination on the judgment and experience of the Committee.

The 2010 and 2011 target incentive cash bonus opportunities for the NEOs, and the percentage of the 2011 base salary that each 2011 bonus opportunity represents, were as follows:

Name	2010 Target Bonus Opportunity ($)	2011 Target Bonus Opportunity ($)	Percentage Change	Target Bonus Opportunity as a Percentage of 2011 Base Salary
S. David Passman III	630,000	630,000	—	100%
Richard B. Hare	243,750	243,750	—	75%
Fred W. Van Noy	281,250	281,250	—	75%
Daniel E. Ellis (1)	—	72,500	N/A	60%
John Lundin	273,646	303,750	11%	135%
Lee Champion (2)	156,750	156,750	—	55%

(1)	Mr. Ellis joined Carmike in August 2011. Pursuant to the terms of Mr. Ellis’ offer letter entered into in connection with his hiring, his 2011 bonus opportunity was pro-rated to his date of hire. Mr. Ellis’ annualized target bonus opportunity would have been $174,000 based upon an annualized base salary of $290,000.

(2)	Mr. Champion, our former Senior Vice President, General Counsel and Secretary, retired from Carmike on July 15, 2011 and was not paid a bonus for 2011.

Allocation of 2011 Target Opportunity and Payout Formula for Cash Incentive Bonus Opportunity

The Compensation and Nominating Committee allocates a percentage of the annual target cash incentive bonus opportunity to (i) financial-based performance criteria and (ii) operating performance criteria. During 2011, the percentage allocation between financial and operating criteria was determined at the discretion of the Compensation and Nominating Committee, in consultation with the Chief Executive Officer. These various allocations reflected the particular areas of financial and operational focus identified by management, the Compensation and Nominating Committee and the Board of Directors.

For 2011, the annual target cash incentive bonus opportunity to financial-based performance criteria and operating performance criteria for each Named Executive Officer was allocated as follows:

Name	% Allocated to Financial-Based Bonus Criteria	% Allocated to Operating Performance Criteria
S. David Passman III	85%	15%
Richard B. Hare	70%	30%
Fred W. Van Noy	70%	30%
Daniel E. Ellis (1)	100%	—
John Lundin	100%	—
Lee Champion (2)	60%	40%

(1)	Pursuant to the terms of Mr. Ellis’ offer letter entered into in connection with his hiring, his 2011 annual target opportunity was allocated entirely to financial-based criteria.

(2)	Mr. Champion, our former Senior Vice-President, General Counsel and Secretary, retired from Carmike on July 15, 2011 and was not paid a bonus for 2011.

The Compensation and Nominating Committee also determined a payout formula: (i) for the financial-based bonuses, based on achieving a target financial metric (such as specified levels of EBITDA); and (ii) for the operational based bonuses, based on achieving specific operating goals. The payout formulas are typically weighted by the Compensation and Nominating Committee, to provide greater incentive for the senior executives to achieve the key performance goals identified by the Committee. In addition, (except as described for Mr. Lundin) as a condition to the payout of (i) 2011 non-EBITDA financial-based bonuses and (ii) 2011 operational criteria-based bonuses, Carmike was required to achieve a minimum level of EBITDA, which in 2011 equaled 85% of the 2011 Bonus EBITDA Target (as defined below). As described below, the Compensation and Nominating Committee has also provided for maximum levels of bonus opportunity in connection with the financial-based bonuses and threshold performance obligations which must be met prior to the payment of a bonus.

2011 Financial Performance Goals and Bonus

For 2011, a portion of the financial-based bonus for each NEO was tied to the achievement of a targeted percentage of bonus adjusted EBITDA initially set at $71.2 million, or the “2011 Bonus EBITDA Target.” The Compensation and Nominating Committee selected the 2011 Bonus EBITDA Target utilizing Carmike’s 2011 fiscal year forecast and budget, previously approved by the Board of Directors in March 2011. Our bonus EBITDA for 2011 is different from EBITDA (which is defined as earnings before interest, taxes, depreciation and amortization) because we add back budgeted non-cash deferred compensation, extraordinary charges or losses, and impairment charges, among other items. At the time it was established, the 2011 Bonus EBITDA Target was considered by management and the Board to be achievable, but doing so would require that we achieve the performance set forth in the 2011 forecast and budget.

Unlike prior years, the Compensation and Nominating Committee determined that the 2011 Bonus EBITDA Target would be adjusted based on actual industry box office results for 2011 to more closely align our EBITDA-based performance goals with our actual performance (by eliminating unexpected changes in box office results). This industry adjustment would result in an increase or decrease to the 2011 Bonus EBITDA Target if the percentage increase or decrease experienced by the industry box office results between 2011 and 2010 differed from Carmike’s anticipated box office results used to calculate the 2011 Bonus EBITDA Target. Accordingly, because industry box office results were approximately 3.7% lower than the results anticipated in calculating the 2011 Bonus EBITDA Target, this target amount was adjusted downward to approximately $67.8 million in determining 2011 bonus amounts. We refer to this adjustment for actual industry box office performance as the “Box Office Index”.

For Messrs. Passman, Van Noy, Hare, Ellis and Champion, 100% of the financial-based bonus was tied to the achievement of the 2011 Bonus EBITDA Target. For Mr. Lundin, 50% of the financial-based bonus (excluding the special non-EBITDA bonus described below) was tied to the achievement of the 2011 Bonus EBITDA Target.

The Compensation and Nominating Committee also established a 2011 Bonus EBITDA Target payout scale for NEOs which adjusts at a defined rate between the threshold, target and maximum amounts. The payout scale, after the Box Office Index adjustment, is shown in the following table:

	Threshold	Target	Maximum	Actual Result
2011 Bonus EBITDA	$57.6 million	$67.8 million	$84.8 million	$74.0 million
Payout Percentage	50%	100%	150%	118%

The payout of 2011 non-EBITDA financial-based bonuses was conditioned upon our achievement of at least 85% of the 2011 Bonus EBITDA Target. If we achieved less than 85% of the 2011 Bonus EBITDA Target, the NEOs would not be entitled to the payment of a 2011 non-EBITDA financial-based bonus. If we achieved greater than 85% but less than 100% of the 2011 Bonus EBITDA Target, each NEO’s 2011 non-EBITDA financial-based bonus payout would be reduced in proportion to the EBITDA payout. However, given that we achieved greater than 100% of the 2011 Bonus EBITDA Target, each NEO was eligible to receive their 2011 non-EBITDA financial-based bonus without any such reduction.

Mr. Lundin was eligible to receive a portion of his 2011 financial-based bonus, excluding the special non-EBITDA bonus described below, based on various criteria as shown in the following table:

Percentage of Target Financial- Based Bonus Opportunity	Payout / Criteria	Target	Actual Result
15%	Payout ($)	$11,813	$5,906
	Payout (%)	100%	50%
	Improved Market Share (1)	1,350 points	1,275 points

15%	Payout ($)	$11,813	$11,813
	Payout (%)	100%	100%
	Number of theatres with impairment charges greater than $100,000	3 theatres	3 theatres

20%	Payout ($)	$15,750	$7,875
	Payout (%)	100%	50%
	Achieve certain levels of film department general and administrative expenses	Greater than $925,000 and less than or equal to $975,000	General and administrative expenses exceeded the targeted range

(1)	Improved market share was determined by box office performance at targeted theatres located within competitive film zones. To determine the achievement of this award, a point scale was approved by the Compensation and Nominating Committee which tracked increases in market share (based on box office performance) over competing theatres for 32 select theatres located within film zones. One to two points were awarded each week if market share increased over the competing theatre’s market share.

Mr. Lundin was also eligible to receive a special non-EBITDA financial-based bonus in 2011, equal to 100% of his 2011 base salary, based on achieving targeted reductions in film rent percentage during 2011. The target percentage was set to achieve a significant reduction in film rent compared with a baseline film rent average from 2008 and 2009.

John Lundin Special non-EBITDA Bonus
Payout / Criteria	Threshold / Target	Maximum	Actual Result
Payout ($)	$225,000	$337,500	—
Payout (%)	100%	150%	—
Achievement of certain targeted reductions in film rent	Film rent fell within the targeted range	Film rent was less than the targeted range	Film rent exceeded the targeted range

The 2011 financial-based bonus amounts earned by the NEOs were as follows:

Name	2011 Financial Bonus Target ($)	Financial Bonus Target as a Percentage of 2011 Target Bonus Opportunity	2011 Financial Bonus Payout ($)	2011 Financial Bonus Payout as a Percentage of 2011 Financial Bonus Target
S. David Passman III	535,500	85%	631,890	118%
Richard B. Hare	170,625	70%	201,338	118%
Fred W. Van Noy	196,875	70%	232,313	118%
Daniel E. Ellis (1)	72,500	100%	85,550	118%
John Lundin	303,750	100%	72,056	24%
Lee Champion (2)	156,750	60%	N/A	N/A

(1)	Mr. Ellis joined Carmike in August 2011. Pursuant to the terms of Mr. Ellis’ offer letter entered into in connection with his hiring, his 2011 bonus opportunity was pro-rated to his date of hire.

(2)	Mr. Champion, our former Senior Vice President, General Counsel and Secretary, retired from Carmike on July 15, 2011 and was not paid a bonus for 2011.

2011 Operating Objectives and Bonus

In March 2011, the Compensation and Nominating Committee also approved the operating bonus targets for each NEO (except Mr. Lundin, who did not have operating bonus targets, and Mr. Champion, who retired in July 2011). These operating bonus targets were tied to the achievement of key operating objectives (including individual performance objectives) identified by the Compensation and Nominating Committee, including objectives relating to the following:

•	for Messrs. Passman, Van Noy and Hare, the supervision and performance of direct reports; and

•

for Mr. Hare, meeting individual performance criteria (including such items as the successful oversight of key finance and accounting employee objectives) established by the Audit Committee, or “Audit Committee Individual Performance Criteria.”

The payout of 2011 operating bonuses was also conditioned upon our achievement of at least 85% of the 2011 Bonus EBITDA Target. If we achieved less than 85% of the 2011 Bonus EBITDA Target, the NEOs would not be entitled to the payment of a 2011 operating bonus. However, given that we achieved greater than 100% of the 2011 Bonus EBITDA Target, each NEO was eligible to receive a payout of their respective 2011 operating bonus.

The operating bonus targets for each NEO are shown as follows:

Name	Percentage of Operating Bonus	Operating Bonus Criteria	Target	Actual Result
S. David Passman III	100%	Average of 2011 non- EBITDA bonuses by the Chief Financial and Operating Officers	Such average equaled between 100% and 115% of the target amounts	Such average equaled 106% of the target amounts
		Payout ($)	$94,500	$94,500
		Payout (%)	100%	100%

Richard B. Hare	50%	Average of 2011 non- EBITDA bonuses by individuals reporting directly to Mr. Hare	Such average equaled between 100% and 115% of the target amounts	Such average equaled 125% of the target amounts
		Payout ($)	$36,563	$45,703
		Payout (%)	100%	125%
	50%	Achievement of individual performance criteria, as determined by the Audit Committee	Meets at least the 50th percentile	Exceeded the 90th percentile
		Payout ($)	$36,563	$54,844
		Payout (%)	100%	150%

Fred W. Van Noy	100%	Average of 2011 non- EBITDA bonuses by individuals reporting directly to Mr. Van Noy	Such average is greater than 100% and less than 115% of the target amounts	Such average equaled 76% of the target amounts
		Payout ($)	$84,375	$63,281
		Payout (%)	100%	75%

Lee Champion (1)	50%	Evaluations by various Carmike departments	Meets at least the 50th percentile	N/A
		Payout ($)	$31,350	N/A
		Payout (%)	100%	N/A
	50%	Net proceeds of real estate sales	At least $10 million and less than $12 million	N/A
		Payout ($)	$31,350	N/A
		Payout (%)	100%	N/A

(1)	Mr. Champion, our former Senior Vice President, General Counsel and Secretary, retired from Carmike on July 15, 2011 and was not paid a bonus for 2011.

Based upon the achievement of applicable performance objectives described above, the NEOs earned the following operating bonus amounts in 2011:

Name	2011 Operating Bonus Target ($)	Bonus Target as a Percentage of 2011 Target Bonus Opportunity	2011 Operating Bonus Payout ($)	2011 Operating Bonus Payout as a Percentage of 2011 Operating Bonus Target
S. David Passman III	94,500	15%	94,500	100%
Richard B. Hare	73,126	30%	100,547	137%
Fred W. Van Noy	84,375	30%	63,281	75%
Daniel E. Ellis (1)	—	—	—	—
John Lundin (2)	—	—	—	—
Lee Champion (3)	62,700	40%	N/A	N/A

(1)	Mr. Ellis joined Carmike in August 2011 and, pursuant to the terms of his offer letter, was not eligible for an operating-based bonus.

(2)	Mr. Lundin was not eligible to receive a 2011 operating based bonus because 100% of his bonus was based on financial-based targets.

(3)	Mr. Champion, our former Senior Vice President, General Counsel and Secretary, retired from Carmike on July 15, 2011 and was not paid a bonus for 2011.

Total 2011 Bonus Payout

The total 2011 bonuses paid to the NEOs (which equals the sum of the 2011 financial-based bonus and the 2011 operating bonus) were as follows:

Name	2011 Target Bonus Opportunity ($)	2011 Total Bonus Payout ($)	2011 Total Bonus Payout as a Percentage of 2011 Target Bonus Opportunity
S. David Passman III	630,000	726,390	115%
Richard B. Hare	243,750	301,884	124%
Fred W. Van Noy	281,250	295,594	105%
Daniel E. Ellis	72,500	85,550	118%
John Lundin	303,750	72,056	24%
Lee Champion (1)	156,750	N/A	N/A

(1)	Mr. Champion, our former Senior Vice President, General Counsel and Secretary, retired from Carmike on July 15, 2011 and was not paid a bonus for 2011.

2012 Annual Cash Incentive Bonuses

In March 2012, our Compensation and Nominating Committee, upon recommendations received by management and Pearl Meyer & Partners (and reviewed by Mercer LLC), altered its approach to the design of the annual cash incentive bonus for senior executives. Beginning in 2012, the operating bonus targets for the senior executives reflect our strategic objectives relating to (1) new theatre development (organic growth), (2) acquisitions of theatres and screens and (3) corresponding EBITDA associated with the acquisition of theatres and screens.

Deferred Compensation Program

We maintain a funded deferred compensation program for a number of our senior executives, including Messrs. Passman, Hare, Van Noy and Ellis, or the “Participating NEOs,” pursuant to which we pay additional cash compensation equal to 10% of the executives’ cash salary and actual cash bonus. This non-qualified deferred compensation program is designed to provide retirement savings for senior executives. We direct this additional cash compensation first into the participant’s individual retirement account, up to the legal limit, with the remainder directed into a trust. Each senior executive who participates in the deferred compensation program is taxed on the amount contributed on his behalf to his individual retirement account and to the trust. Distributions from the applicable trust are made upon or shortly after normal retirement, disability, death or termination of employment of a participant. The amounts earned during 2011 by the Participating NEOs pursuant to the deferred compensation program are shown below in the Summary Compensation Table and the Nonqualified Deferred Compensation for 2011 table.

Mr. Lundin is not a participant in the deferred compensation program described above; rather, we contributed additional cash compensation equal to 5% of his annual taxable cash compensation into his individual retirement account. The amount earned during 2011 by Mr. Lundin pursuant to this contribution is shown below in the Summary Compensation Table.

Long-Term Incentives

Historically, we awarded equity-based long-term incentives from time to time to employees for retention purposes or in connection with hiring new key employees, and had not considered these grants as a component of annual compensation but rather as long-term incentive compensation designed to compensate a senior executive, generally over a three-year period. In February 2010, our Compensation and Nominating Committee, upon advice received from management’s compensation consultant and the Committee’s external compensation consultant, determined to end Carmike’s practice of granting long-term equity incentive compensation designed to compensate executives over a three-year period. Since 2010, the Compensation and Nominating Committee has had in place an equity-based long-term incentive compensation program that grants annual awards. The Compensation and Nominating Committee believes that an annual award program aligns Carmike with competitive practices and will enhance the Committee’s ability to monitor and manage equity grants as a component of compensation. We grant long-term incentive awards to key employees at a regularly scheduled meeting of the Compensation and Nominating Committee, typically in February or March of each year.

In March 2012, our Compensation and Nominating Committee, upon recommendations received by management and Pearl Meyer & Partners (and reviewed by Mercer LLC), altered its approach to granting long-term compensation. This new approach eliminates stock options and instead offers an equity grant mix that includes time-based and performance-based restricted stock. The Compensation and Nominating Committee believes that the elimination of stock options will: (1) increase the performance-orientation of the program; (2) reduce our annual share usage; (3) better align the cost to us and the value we receive from the program; (4) increase a participant’s perceived value from the program; and (5) reflect the practices of our peer companies. As part of this altered approach to long-term equity grants, beginning in 2012, the Compensation and Nominating Committee restructured the terms of the performance-based restricted stock awards to senior executives in light of the principles described above.

Currently, any equity-based awards granted by the Compensation and Nominating Committee are granted pursuant to the 2004 Incentive Stock Plan. The 2004 Incentive Stock Plan was originally approved by our stockholders in May 2004 and amendments were approved by our stockholders in May 2008 and 2011. The primary purpose of the 2004 Incentive Stock Plan is (i) to attract and retain eligible employees and outside directors of Carmike, (ii) to provide an incentive to eligible employees and outside directors to work to increase the value of our Common Stock, and (iii) to provide eligible employees and outside directors with a stake in the future of Carmike which corresponds to the stake of each of our stockholders. The 2004 Incentive Stock Plan is administered by the Compensation and Nominating Committee. Each grant under the 2004 Incentive Stock Plan is evidenced by a certificate that incorporates such terms and conditions as the Compensation and Nominating Committee deems necessary or appropriate. The 2004 Incentive Stock Plan provides for the grant of options to purchase Common Stock, grants of shares of Common Stock, stock units, and stock appreciation rights to certain eligible employees and to outside directors. A description of the effects of a change in control on grants made pursuant to the 2004 Incentive Stock Plan is contained below under the heading “Potential Payments Upon Termination or Change in Control.”

2011 Long-Term Incentive Awards

In connection with Carmike’s annual award program, the Compensation and Nominating Committee approved, effective March 11, 2011, the following long-term incentive awards to a group of seven senior executives, including the NEOs, as follows:

Name	Options(3)		Time-Vesting Restricted Stock (#)(4)	Performance-based Restricted Stock(5)
	Shares (#)	Exercise Price		Threshold (#)	Target/ Maximum (#)	Actual (#)
S. David Passman III	70,000	$6.93	20,000	15,000	30,000	30,000
Richard B. Hare	25,000	$6.93	10,000	6,000	12,000	12,000
Fred W. Van Noy	28,000	$6.93	8,500	5,000	10,000	10,000
Daniel E. Ellis (1)	N/A	N/A	N/A	N/A	N/A	N/A
John Lundin	8,000	$6.93	3,000	2,000	4,000	4,000
Lee Champion (2)	12,500	$6.93	4,500	2,500	5,000	—

(1)	Mr. Ellis joined Carmike on August 1, 2011 and did not receive long-term incentive awards granted on March 11, 2011.

(2)	Mr. Champion, our former Senior Vice-President, General Counsel and Secretary retired from Carmike on July 15, 2011. Mr. Champion’s options and restricted stock vested immediately upon his retirement. Mr. Champion’s option awards remained exercisable for a period of 90 days from the retirement date, at which time they expired. Mr. Champion forfeited his performance-based restricted stock upon his retirement.

(3)	One-third of the options vest on each of March 11, 2012, March 11, 2013 and March 11, 2014.

(4)	The Compensation and Nominating Committee determined that the restricted stock will vest on March 11, 2014.

(5)	The Compensation and Nominating Committee determined that the shares of performance-based restricted stock will vest on March 11, 2014.

In addition, in connection with his hiring in August 2011, Mr. Ellis was awarded the following long-term incentive awards:

Name	Options(1)		Restricted Stock (#)(2)	Performance-based Restricted Stock(3)
	Shares (#)	Exercise Price		Threshold (#)	Target/ Maximum (#)	Actual (#)
Daniel E. Ellis	15,000	$6.23	5,000	1,042	2,083	2,083

(1)	One-third of the options vest on each of August 1, 2012, August 1, 2013 and August 1, 2014.

(2)	The Compensation and Nominating Committee determined that the restricted stock will vest on August 1, 2014.

(3)	The Compensation and Nominating Committee determined that the shares of performance-based restricted stock will vest on March 11, 2014.

The senior executives’ performance-based restricted stock opportunity is based on the achievement of an EBITDA target for fiscal 2011, ranging from a grant of 31,542 shares (if our actual 2011 Bonus EBITDA equaled $57.6 million (giving effect to the Box Office Index adjustment)), to 63,083 shares (if our actual 2011

Bonus EBITDA equaled $67.8 million (giving effect to the Box Office Index adjustment)) (excluding the performance-based restricted stock forfeited by Mr. Champion upon his retirement in July 2011). Based on our actual 2011 Bonus EBITDA of $74.0 million, and the EBITDA-based bonus payout scale described above, the senior executives earned 100% of their performance-based restricted stock opportunity, totaling 63,083 shares of performance-based restricted stock (excluding the performance-based restricted stock forfeited by Mr. Champion upon his retirement in July 2011). Specifically, for 2011, Mr. Passman earned 30,000 shares, Mr. Hare earned 10,000 shares, Mr. Van Noy earned 12,000 shares, Mr. Ellis earned 2,083 shares and Mr. Lundin earned 4,000 shares. These shares of performance-based restricted stock will vest on March 11, 2014.

Each of these awards was made pursuant to the 2004 Incentive Stock Plan. In determining (a) the total value and mix of the awards, (b) the applicable performance measures and performance periods and (c) the vesting periods for awards granted to the NEOs in 2011, the Compensation and Nominating Committee consulted with our Chief Executive Officer and considered the recommendations and reviews of Pearl Meyer & Partners and Mercer LLC, which were primarily based on comparisons to published survey data, public proxy information from other motion picture exhibition companies and competitive market practices and the compensation peer group.

The Compensation and Nominating Committee believes that restricted stock and performance-based restricted stock awards can provide a link to company performance and maximizing stockholder value. We have used these awards to provide compensation that promotes our long-term financial interests, by creating both real ownership that encourages senior executives to think and act like stockholders and as a competitive retention and recruitment vehicle. For example, our awards to senior executives generally vest over a three-year period following the grant and recipients of restricted stock are entitled to receive ordinary cash dividends on and to vote such shares of restricted stock.

2012 Long-Term Incentive Awards

The Compensation and Nominating Committee approved, effective March 15, 2012, the grant of 50,250 shares of time-vested restricted stock and up to 127,500 shares of performance-based restricted stock to a group of six senior executives, including the NEOs with the exception of Mr. Passman. The time-based restricted stock will vest on March 15, 2015.

The restructured performance-based restricted stock awards will have the following attributes:

•	three separate one-year performance measurement periods;

•	annual EBITDA-based performance goals equivalent to the annual cash incentive bonus program;

•	a payout percentage ranging from 0% (if below a defined threshold) to 150% (for exceeding target performance) of the targeted amount of performance-based restricted shares;

•	the vesting of any earned performance-based shares on the third anniversary of the grant date (if the executive remains employed through such date); and

•

committee discretion to reduce the number of such earned shares vesting (on the third anniversary of the grant date) to the target amount of shares if (1) the number of earned shares subject to potential vesting exceeds the target and (2) Carmike’s total shareholder return is negative.

Accordingly, the 2012 performance-based restricted stock will be granted ratably based on the achievement of an EBITDA target for fiscal 2012, ranging from a grant of 42,500 shares for achievement of 85% of the EBITDA target to 127,500 shares for the achievement of 125% of the EBITDA target. Once granted, any performance-based restricted stock will vest on March 15, 2015.

The Compensation and Nominating Committee approved the grant of 30,000 shares of time-vested restricted stock and a target grant of 70,000 shares of performance-based restricted stock to Mr. Passman. The grants of performance-based restricted stock to Mr. Passman will become effective upon stockholder approval of the Section 162(m) Performance-Based Program at the Annual Meeting. Upon obtaining stockholder approval, the time-vested restricted stock will vest on March 15, 2015. The performance-based restricted stock will be granted ratably based on the achievement of an EBITDA target for fiscal 2012, ranging from a grant of 35,000 shares for achievement of 85% of the EBITDA target to 105,000 shares for the achievement of 125% of the EBITDA target. Once granted, any performance-based restricted stock will vest on March 15, 2015.

Perquisites

We provide perquisites to our senior executive officers, including the personal use of an automobile, club membership dues and life and health insurance premiums and relocation. Information on the aggregate incremental cost to us of providing these benefits and perquisites to the NEOs in 2011 is shown in the Summary Compensation Table below.

Employment Agreement

In connection with Mr. Passman’s appointment as our Chief Executive Officer, we entered into an employment agreement with Mr. Passman effective June 4, 2009, which was amended on March 29, 2010 and March 8, 2012. The agreement sets forth Mr. Passman’s annual base salary, annual bonus and the terms of his June 2009 equity incentive award. A description of Mr. Passman’s employment agreement is contained below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—S. David Passman III Employment Agreement.”

Retirement Agreement

On June 1, 2011, we entered into a Retirement Agreement and General Release (the “Retirement Agreement”) with Mr. Champion that provides for the terms of his departure. A description of the Retirement Agreement is contained below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Lee Champion Retirement Agreement.”

Separation Agreements

We have entered into separation agreements with each of Messrs. Van Noy, Hare, Lundin and Ellis. We have also entered into an employment agreement with Mr. Passman which contains the terms of any potential separation. These agreements provide a range of benefits to the executive if we at any time terminate the executive without cause or if the executive resigns for good reason in anticipation of or during the two-year period following a change in control. A description of these agreements is contained below under the heading “Potential Payments Upon Termination or Change in Control.” We have entered into these separation agreements as a means to retain our most senior executives, for such circumstances and in connection with such transactions when their services are most critical, by creating a mechanism that helps to eliminate the uncertainties and concerns which may arise in anticipation of or following a change in control.

Compensation-Related Governance Initiatives

Stock Ownership Guidelines

Our Corporate Governance Guidelines contain stock ownership guidelines applicable to executive officers and non-employee directors. Under the guidelines, the stock ownership goal is determined based on a dollar-amount multiple of the executive officer’s base salary, or the non-employee director’s annual cash retainer, as set forth below.

Position	Multiple of Base Salary / Annual Cash Retainer
Chief Executive Officer	3x
Chief Operating Officer	1.5x
Chief Financial Officer	1.5x
General Counsel	1.5x
Vice President and General Manager Operations	1.5x
Non-employee directors	3x

The exact number of shares required under the ownership guideline is determined by dividing the dollar-amount multiple by the average closing share price for the 30-day period prior to March 4, 2011 (the effective date of the stock ownership guidelines). For executives or non-employee directors appointed after March 4, 2011, the number of shares is determined based on the average closing price for the 30-day period prior to appointment. The Board of Directors expects each executive officer and non-employee director to acquire his or her required ownership level within the later of five years following appointment as an executive officer or non-employee director or March 4, 2016.

The following types of holdings would satisfy the director and executive officer stock ownership requirements:

•	shares purchased on the open market;

•	shares owned outright by the director or executive, or by members of his or her immediate family residing in the same household, whether held individually or jointly;

•	restricted stock and stock-settled restricted stock units received pursuant to our compensation plans, whether or not vested; and

•	shares held in trust for the benefit of the director or executive or his or her immediate family, or by a family limited partnership or other similar arrangement.

The Board of Directors recognizes that exceptions to the stock ownership guidelines may be necessary or appropriate in individual cases and the Chair of the Corporate Governance Committee may approve such exceptions from time to time as he or she deems appropriate. In addition, the Board of Directors or the Compensation and Nominating Committee will re-evaluate the stock ownership goals annually and may adjust these goals as they deem appropriate.

Equity Holding Period Requirements

Our Corporate Governance guidelines also establish holding period requirements for equity received by executives and non-employee directors pursuant to our equity incentive and director compensation plans. The Board expects each executive office and non-employee director to hold, for a period of at least 24 months after vesting:

•	50% of the net after-tax portion of restricted stock awards and restricted stock unit awards settled in shares of our common stock, and

•	50% of the net post-exercise and after-tax portion of shares of common stock issued upon exercise of stock option awards granted through our compensation plans.

These holding periods will continue to apply notwithstanding satisfaction of the stock ownership guidelines described above.

Incentive-Based Compensation Recoupment (“Clawback”) Policy

We have adopted an incentive-based compensation recovery policy for executive officers. If we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws, we will seek to recover incentive-based compensation (including stock options) from any of our current or former executive officers who received incentive-based compensation during the three-year period preceding the date on which we are required to prepare the accounting restatement. We will seek to recover the excess of the incentive-based compensation paid to the executive officer based on the erroneous data over the incentive-based compensation that would have been paid to the executive officer if the financial accounting statements had been as presented in the restatement.

Excise Tax Gross-Up Policy

We are not obligated to provide excise tax gross-up payments to our employees under our existing employment arrangements. In addition, our Compensation and Nominating Committee has approved a policy in which we commit not to provide excise tax gross-up payments in the future.

Insider Trading Policy

We have implemented a written insider trading compliance policy which includes our policies with respect to stock ownership, retention, hedging, derivatives and margin transactions. We expect our employees, officers and directors not to engage in speculative transactions that are designed to result in profit based on short-term fluctuations in the price of our securities.

Tax Implications of Executive Compensation

Section 162(m) of the Code limits the amount of individual compensation for certain executives that may be deducted by the employer for federal income tax purposes in any one fiscal year to $1 million unless such compensation is “performance-based.” The determination of whether compensation is performance-based depends upon a number of factors, including stockholder approval of the plan under which the compensation is paid, the exercise price at which equity-based awards are granted, the disclosure to and approval by the stockholders of applicable performance standards, the composition of the Compensation and Nominating Committee, and certification by the Committee that performance standards were satisfied. Our annual cash incentive compensation for NEOs is structured to qualify as performance-based.

While the Compensation and Nominating Committee intends to structure incentive compensation for our Chief Executive Officer and other executives as performance-based compensation to the extent practicable, the Committee’s primary focus has been, and will continue to be, on compensating our Chief Executive Officer and other executives on a basis which the Committee determines will most likely best serve our long-term business interests. However, the extent to which we can deduct the compensation paid to an executive will only be one of many factors taken into account in making such determination.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)		Total ($)
S. David Passman III President and Chief Executive Officer (6)	2011	630,000	367,000	346,048	726,390	—	164,192	(7)	2,233,630
	2010	630,000	546,000	493,284	303,188	4,955	156,954		2,134,381
	2009	360,634	423,000	1,064,509	267,750	—	91,951		2,207,844

Richard B. Hare	2011	325,000	135,790	123,589	301,884	—	55,246	(7)	941,509
Senior Vice President—Finance, Treasurer and Chief Financial Officer	2010	325,000	202,020	176,173	130,102	—	54,794		888,089
	2009	316,250	—	237,356	146,582	—	50,682		750,870

Fred W. Van Noy Senior Vice President and Chief Operating Officer	2011	375,000	161,480	138,419	295,594	—	61,250	(7)	1,031,743
	2010	375,000	240,240	197,313	139,219	34,902	58,558		1,045,232
	2009	350,000	—	263,729	145,688	66,849	47,678		873,944

Daniel E. Ellis	2011	124,583	44,127	62,357	85,550	—	48,920	(7)	365,537
Senior Vice President, General Counsel and Secretary (9)

John Lundin	2011	225,000	51,380	39,548	60,244	—	24,806	(8)	400,978
Vice President—Film (10)	2010	196,554	76,440	164,675	29,919	—	37,086		504,674

Lee Champion Senior Vice President, General Counsel and Secretary (11)	2011	154,375	69,730	61,794	—	—	658,286	(7)(12)	944,185
	2010	285,312	103,740	88,086	48,984	8,096	46,678		580,896
	2009	285,312	—	184,610	55,000	9,175	43,013		577,110

(1)	The value of stock awards equals the fair value at grant date. The value is calculated in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”). The assumptions made in connection with the valuation of these awards are described in Note 10 to the notes to our consolidated financial statements in our 2011 Annual Report on Form 10-K and in Note 9 to the notes to our consolidated financial statements in our 2010 and 2009 Annual Reports on Form 10-K. Awards with performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award. The grant date fair value for the 2011 performance based restricted stock awards assumed maximum performance. A discussion of these awards can be found in the “Compensation Discussion and Analysis” above.

(2)	The value of stock options equals the fair value at grant date. The value is calculated in accordance with ASC 718. The assumptions made in connection with the valuation of these awards are described in Note 10 to the notes to our consolidated financial statements in our 2011 Annual Report on Form 10-K and in Note 9 to the notes to our consolidated financial statements in our 2010 and 2009 Annual Reports on Form 10-K.

(3)	Equals amounts paid to the NEOs pursuant to our cash Bonus Program comprised of (a) the 2011, 2010 and 2009 financial performance bonus payouts, as applicable and (b) the 2011, 2010 and 2009 operating bonus payouts, as applicable. The 2011 payouts are described above under the heading “Compensation Discussion and Analysis—Components of Executive Compensation—Annual Cash Incentive Bonuses—Annual Executive Bonus Program.”

(4)

The Company maintains a deferred compensation program for a number of its senior executives, including Messrs. Passman, Hare, Van Noy, Champion and Ellis, pursuant to which it pays additional cash compensation equal to 10% of the individual’s annual taxable compensation, which until July 1, 2007 included equity-based compensation. The Company directs this additional cash compensation first into the participant’s individual retirement account, up to the legal limit, with the remainder directed into a trust. Distributions from the applicable trust are made upon or shortly after normal retirement, disability, death or termination of employment of a participant. The amounts set forth in the table equal all of the earnings on the assets held in the trust in 2011, 2010, and 2009, respectively (not just above-market earnings) and do not include earnings on amounts held in the participants’ individual retirement account.

(5)	The amounts set forth in the “All Other Compensation” column include the following perquisites for 2011: Mr. Passman earned $2,838 for group term life insurance premiums, $11,952 for the personal use of a company-provided automobile, $42,984 for living expenses ($28,890 net of income taxes) , and $13,098 for club membership dues; Mr. Hare earned $450 for group term life insurance premiums, $2,763 for the personal use of a company-provided automobile and $6,533 for club membership dues; Mr. Van Noy earned $1,518 for group term life insurance premiums, $3,306 for the personal use of a company-provided automobile and $5,004 for club membership dues; Mr. Ellis earned $375 for group term life insurance premiums, $3,082 for club membership dues and $40,480 for relocation expenses ($29,796 net of income taxes); Mr. Lundin earned $4,356 for group term life insurance premiums, $9,371 for the personal use of a company-provided automobile and $1,251 for club membership dues; and Mr. Champion earned $2,541 for group term life insurance premiums, $5,284 for the personal use of a company-provided automobile and $3,214 for club membership dues.

(6)	Mr. Passman was appointed our President and Chief Executive Officer on June 4, 2009. This table does not include compensation paid to Mr. Passman, in his capacity as a director, prior to his appointment as President and Chief Executive Officer.

(7)	Pursuant to our deferred compensation program in 2011, we contributed the following amounts for the applicable NEOs, which are included in the “All Other Compensation” column above: Mr. Passman $93,319; Mr. Hare $45,510; Mr. Van Noy $51,422; Mr. Ellis $4,983; Mr. Champion 27,461. The deferred compensation program is discussed further below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

(8)	Includes $9,828 for 2011 contributed by Carmike as additional cash compensation, equal to 5% of Mr. Lundin’s annual taxable cash compensation, to his individual retirement account. Amounts in excess of the annual contribution limit to the individual retirement account are contributed to a separate investment account managed by Mr. Lundin. This payment is described below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan Based-Awards Table—Deferred Compensation Program.”

(9)	Mr. Ellis’ 2011 base salary, stock and option awards, non-equity incentive plan compensation and perquisites were determined pursuant to the terms of his offer letter executed in connection with his appointment as Senior Vice President, General Counsel and Corporate Secretary on August 1, 2011.

(10)	Mr. Lundin, our Vice President-Film, joined the Company in January 2010.

(11)	Mr. Champion, our former Senior Vice President, General Counsel and Secretary, retired from Carmike on July 15, 2011.

(12)	Includes retirement benefits of $623,000 to be paid to Mr. Champion beginning in January 2012 in accordance with his separation agreement.

Grants of Plan-Based Awards in 2011

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(5)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
S. David Passman III	3/11/2011 3/11/2011 3/11/2011 —	— — — 315,000	— — — 630,000	— — — 945,000	15,000 — — —	30,000 — — —	30,000 — — —	— — 20,000 —	— 70,000 — —	— 7.34 — —	220,200 346,048 146,800 —
Richard B. Hare	3/11/2011 3/11/2011 3/11/2011 —	— — — 121,875	— — — 243,750	— — — 365,626	5,000 — — —	10,000 — — —	10,000 — — —	— — 8,500 —	— 25,000 — —	— 7.34 — —	73,400 123,589 62,390 —
Fred W. Van Noy	3/11/2011 3/11/2011 3/11/2011 —	— — — 140,626	— — — 281,250	— — — 421,876	6,000 — — —	12,000 — — —	12,000 — — —	— — 10,000 —	— 28,000 — —	— 7.34 — —	88,080 138,419 73,400 —
Daniel E. Ellis	8/1/2011 8/1/2011 8/1/2011	— — —	— — —	— — —	1,042 — —	2,083 — —	2,083 — —	— — 5,000	— 15,000 —	— 6.23 —	31,150 62,357 31,150
	—	36,250	72,500	108,750	—	—	—	—	—	—	—
John Lundin	3/11/2011 3/11/2011 3/11/2011	— — —	— — —	— — —	2,000 — —	4,000 — —	4,000 — —	— — 3,000	— 8,000 —	— 7.34 —	29,360 39,548 22,020
	—	35,438	303,750	455,626	—	—	—	—	—	—	—
Lee Champion	3/11/2011	— — — 72,105	— — — 156,750	— — — 235,125	2,500 — — —	5,000 — — —	5,000 — — —	— — 4,500 —	— 12,500 — —	— 7.34 — —	36,700 61,794 33,030 —

(1)	Represents threshold, target and maximum award opportunities payable to each NEO pursuant to the 2011 cash Bonus Program discussed above under the heading “Compensation Discussion and Analysis—Components of Executive Compensation—Annual Cash Incentive Bonuses—Annual Executive Bonus Program.” The amounts presented include both the financial-based bonus opportunity and the operating bonus opportunity.

(2)	On March 11, 2011, the Compensation and Nominating Committee awarded shares of time-based restricted stock to each NEO in the following amounts: Mr. Passman 20,000 shares, Mr. Hare 8,500 shares, Mr. Van Noy 10,000 shares and Mr. Lundin 3,000 shares. Pursuant to Mr. Ellis’ offer letter, on August 1, 2011, the Compensation and Nominating Committee awarded 5,000 shares of time-based restricted stock to Mr. Ellis. The time-based restricted stock will vest on March 11, 2014 for Mr. Passman, Mr. Hare, Mr. Van Noy and Mr. Lundin. The time-based restricted stock will vest on August 1, 2014 for Mr. Ellis. Upon his retirement in July 2011, Mr. Champion forfeited the 4,500 shares of time-based restricted stock granted to him on March 11, 2011.

(3)	On March 11, 2011, the Compensation and Nominating Committee awarded options to purchase an aggregate of 131,000 shares of Common Stock to Messrs. Passman, Hare, Van Noy and Lundin. One-third of the options vest annually on March 11, 2012, March 11, 2013 and March 11, 2014, respectively. Pursuant to Mr. Ellis’ offer letter, on August 1, 2011, Mr. Ellis was awarded options to purchase 15,000 shares of our Common Stock, one-third of which vest on August 1, 2012, 2013 and 2014, respectively. Upon his retirement in July 2011, Mr. Champion forfeited the options to purchase 12,500 shares of Common Stock granted to him on March 11, 2011.

(4)	In accordance with ASC 718, the fair market value of option awards on the grant date is calculated using the Black-Scholes option pricing model, and the fair market value of restricted stock awards on the grant date is calculated using the closing price on the date of the grant as reported on the NASDAQ global market. Awards with performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award.

(5)	Represents the target number of performance-based restricted stock awards granted in 2011. Amounts actually earned by the executive are based on the achievement of an EBITDA target for fiscal 2011. Based on our actual 2011 Bonus EBITDA, the senior executives earned 100% of their target performance-based restricted stock opportunity. Specifically, for 2011, Mr. Passman earned 30,000 shares, Mr. Hare earned 10,000 shares, Mr. Van Noy earned 12,000 shares, Mr. Ellis earned 2,083 shares and Mr. Lundin earned 4,000 shares. These shares of performance-based restricted stock will vest on March 11, 2014. For this award, target was the maximum level that could be earned. Upon his retirement in July 2011, Mr. Champion forfeited his outstanding performance-based restricted stock awards.

Narrative Disclosure to Summary Compensation Table and

Grants of Plan-Based Awards Table

S. David Passman III Employment Agreement

In connection with Mr. Passman’s appointment as our Chief Executive Officer, we entered into an employment agreement with Mr. Passman effective June 4, 2009 (the “Commencement Date”), which was amended on March 29, 2010 and March 8, 2012. The agreement provides for an initial term of three years which will be automatically extended for one additional year on the second anniversary of the Commencement Date and for one additional year on each anniversary of the Commencement Date thereafter unless we, at least ninety days prior to any anniversary date, give written notice to Mr. Passman that there will be no such extension.

The agreement provides that Mr. Passman will receive an annual base salary of $630,000 subject to annual review for adjustment, and will be eligible to receive an annual bonus with a target amount of 50% of base salary (or such higher percentage as the Compensation and Nominating Committee may determine) and a maximum amount of 150% of base salary. The actual amount of the annual bonus will be determined by the Compensation and Nominating Committee based upon Mr. Passman’s achievement of bonus goals and our and Mr. Passman’s performance for the relevant year. The agreement also provided for certain long term equity incentive grants that were made to Mr. Passman on June 4, 2009.

Mr. Passman’s employment agreement also contains provisions regarding payments upon a termination or change in control. A description of these provisions is contained below under the heading “Potential Payments Upon Termination or Change in Control.”

Lee Champion Retirement Agreement

On June 1, 2011, we announced the retirement of Lee Champion, our former Senior Vice President, General Counsel and Secretary, effective July 15, 2011 (the “Retirement Date”). On June 1, 2011, we and Mr. Champion entered into a Retirement Agreement and General Release (the “Retirement Agreement”) that provides for the terms of Mr. Champion’s departure.

Pursuant to the Retirement Agreement, Mr. Champion will receive an aggregate payment of $570,000, comprised of (i) a payment of $142,500 made on January 16, 2012 and (ii) payments of $23,750 per month for each of the eighteen consecutive calendar months beginning on February 15, 2012. All of Mr. Champion’s unvested option awards and restricted stock awards vested as of the Retirement Date. Mr. Champion’s option awards remained exercisable for a period of 90 days from the Retirement Date, at which time expired. Mr. Champion’s outstanding 2011 performance-based restricted stock awards were forfeited on the Retirement Date.

In addition, for a period of 24 months from the Retirement Date, Mr. Champion will continue to be eligible to purchase substantially the same health, dental and vision care coverage and life insurance coverage as he was provided under our employee benefit plans before his retirement. Mr. Champion will pay the cost of this coverage and we will reimburse him for the difference between the cost of the coverage and the amount of the premium that an employee would pay for such coverage under our benefits plans.

Mr. Champion provided a general release from any and all claims relating to his employment. In addition, Mr. Champion agreed, for a period of two years from the Retirement Date, (i) not to hire or solicit certain of our key employees and (ii) not to solicit certain of our suppliers or vendors.

Deferred Compensation Program

As discussed above under the heading “Compensation Discussion and Analysis—Components of Executive Compensation—Deferred Compensation Program,” we maintain a funded deferred compensation program for a number of our senior executives, including Messrs. Passman, Hare, Van Noy, Champion and Ellis, pursuant to which we pay additional cash compensation equal to 10% of the executive’s cash salary and actual cash bonus.

Prior to July 1, 2007, we paid additional cash compensation equal to 10% of the executives’ annual taxable compensation, including equity-based compensation. We direct this additional cash compensation first into the participant’s individual retirement account, up to the legal limit, with the remainder directed into a trust. This additional cash compensation is included in each participant’s taxable income for the year in which it is paid. Distributions from the applicable trust are made upon or shortly after normal retirement, disability, death or termination of employment of a participant.

Amounts earned by Messrs. Passman, Hare, Van Noy, Champion and Ellis during 2011 are set forth above in the Summary Compensation Table in the “All Other Compensation” column and in the table below under the heading “Nonqualified Deferred Compensation for 2011.”

Mr. Lundin is not a participant in the deferred compensation program described above; rather, Carmike contributed additional cash compensation equal to 5% of his annual taxable cash compensation into his individual retirement account. These payments are described further below under the heading “Nonqualified Deferred Compensation for 2011.”

Outstanding Equity Awards at 2011 Fiscal Year-End

	Option Awards							Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
S. David Passman III	5,000 133,333 23,333 — — — — — —	— 66,667 46,667 70,000 — — — — —	(2) (8) (10)	— — — — — — — — —		21.40 8.46 10.92 7.34 — — — — —	6/2/13 6/4/19 3/3/20 3/11/21 — — — — —	— — — — 16,666 20,000 20,000 15,000 —	(5) (6) (11) (7)	— — — — 114,662 137,600 137,600 103,200 —	— — — — — — — — 30,000	(12)	— — — — — — — — 206,400

Richard B. Hare	— 30,000 8,333 — — — — —	— 15,000 16,667 25,000 — — — —	(3) (8) (10)	40,000 — — — — — — —	(4)	25.95 8.38 10.92 7.34 — — — —	4/13/17 7/6/19 3/3/20 3/11/21 — — — —	— — — — 8,500 8,500 5,000 —	(6) (11) (7)	— — — — 58,540 58,540 34,400 —	— — — — — — — 10,000	(12)	— — — — — — — 68,800

Fred W. Van Noy	50,000 35,000 — 33,334 9,333 — — — — —	— — — 16,666 18,667 28,000 — — — —	(3) (8) (10)	— — 40,000 — — — — — — —	(4)	21.79 35.63 25.95 8.38 10.92 7.34 — — — —	3/7/13 12/18/13 4/13/17 7/6/19 3/3/20 3/11/21 — — — —	— — — — — — 10,000 10,000 6,000 —	(6) (11) (7)	— — — — — — 68,800 68,800 41,280 —	— — — — — — — — — 12,000	(12)	— — — — — — — — — 82,560

Daniel E. Ellis	— — —	15,000 — —	(10)	— — —		6.23 — —	8/1/21 — —	— 5,000 —	(11)	— 34,400 —	— — 2,083	(12)	— — 14,331

John Lundin	5,000 2,666 — — — — —	10,000 5,334 8,000 — — — —	(9) (8) (10)	— — — — — — —		7.22 10.92 7.34 — — — —	1/25/20 3/3/20 3/11/21 — — — —	— — — 3,000 3,000 2,000 —	(6) (11) (7)	— — — 20,640 20,640 13,760 —	— — — — — — 4,000	(12)	— — — — — — 27,520

Lee Champion (13)	—	—		—		—	—	—		—	—		—

(1)	The aggregate market value of shares of restricted stock is determined by multiplying the number of unvested or unearned shares of restricted stock by the closing market price for our Common Stock on December 31, 2011 of $6.88 per share.

(2)	One-third of these options vest on each of June 4, 2010, June 4, 2011 and June 4, 2012.

(3)	One-third of these options vest on each of July 6, 2010, July 6, 2011 and July 6, 2012.

(4)	One-third of these options will vest when Carmike achieves an increase in the trading price of its Common Stock (above the $25.95 exercise price) equal to 25%, 30% and 35%, respectively.

(5)	One-third of Mr. Passman’s restricted stock vests on each of June 4, 2010, June 4, 2011 and June 4, 2012.

(6)	These shares of restricted stock will vest in full on March 3, 2013.

(7)	Represents the number of performance-based restricted stock awards earned for 2010 performance that are subject to additional time-based vesting requirements. These shares of restricted stock will vest on March 3, 2013.

(8)	One-third of these options vest on each of March 3, 2011, March 3, 2012 and March 3, 2013.

(9)	Upon joining Carmike in January 2010, Mr. Lundin was awarded options to purchase 15,000 shares of our Common Stock, one-third of which vest on January 25, 2011, 2012 and 2013, respectively.

(10)	One-third of these options vest on each of March 11, 2012, March 11, 2013 and March 11, 2014, except for the options awarded to Mr. Ellis, which will vest on August 1, 2012, 2013, and 2014, respectively.

(11)	These shares of restricted stock will vest in full on March 11, 2014 for Messrs. Passman, Hare, Van Noy and Lundin. The shares granted to Mr. Ellis will vest in full on August 1, 2014.

(12)	Represents the target number of performance-based restricted stock awards granted in 2011. Amounts actually earned by the executive are based on the achievement of an EBITDA target for fiscal 2011. Based on our actual 2011 Bonus EBITDA, the senior executives earned 100% of their target performance-based restricted stock opportunity. Specifically, for 2011, Mr. Passman earned 30,000 shares, Mr. Hare earned 10,000 shares, Mr. Van Noy earned 12,000 shares, Mr. Ellis earned 2,083 shares and Mr. Lundin earned 4,000 shares. These shares of performance-based restricted stock will vest on March 11, 2014.

(13)	In connection with his retirement, all of Mr. Champion’s unvested option awards and restricted stock awards vested as of the Retirement Date. Mr. Champion’s option awards remained exercisable for a period of 90 days from the Retirement Date, at which time they expired. Mr. Champion’s outstanding 2011 performance-based restricted stock awards were forfeited on the Retirement Date.

Option Exercises and Stock Vested

For the Fiscal Year Ended December 31, 2011

Name and Principal Position	Option Awards		Stock Awards
	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
S. David Passman III	—	—	16,667	(1)	115,002	(2)
Richard B. Hare	—	—	—		—
Fred W. Van Noy	—	—	—		—
Daniel E. Ellis	—	—	—		—
John Lundin	—	—	—		—
Lee Champion (3)	—	—	9,000		60,480

(1)	These shares of restricted stock vested on June 4, 2011.

(2)	The value is calculated by multiplying the number of shares of restricted stock by the closing market price for our Common Stock on June 4, 2011, the vesting date, of $6.90.

(3)	In connection with his retirement, all of Mr. Champion’s unvested option awards and restricted stock awards vested as of the Retirement Date. The closing market price of our common stock on June 1, 2011, his Retirement Date, was $7.20 per share. Mr. Champion’s option awards remained exercisable for a period of 90 days from the Retirement Date, at which time expired. Mr. Champion’s outstanding 2011 performance-based restricted stock awards were forfeited on the Retirement Date.

Nonqualified Deferred Compensation for 2011

Carmike has maintained a funded deferred compensation program for a number of its senior executives, including Messrs. Passman, Hare, Van Noy, Ellis and Champion, pursuant to which Carmike pays additional cash compensation equal to 10% of the executive’s cash salary and actual cash bonus. Prior to July 1, 2007, we paid additional cash compensation equal to 10% of the executives’ annual taxable compensation, including equity-based compensation.

We direct this additional cash compensation first into the participant’s individual retirement account, up to the legal limit, with the remainder directed into a trust. This additional cash compensation is included in each participant’s taxable income for the year in which it is paid. Distributions from the applicable trust are made upon or shortly after normal retirement, disability, death or termination of employment of a participant.

Mr. Lundin is not a participant in the deferred compensation program described above; rather, Carmike contributed additional cash compensation equal to 5% of his annual taxable cash compensation into his individual retirement account—a tax qualified plan. Therefore, this amount is not included in the table below.

Name	Executive Contributions in Last FY ($)	Registrant Contributions Earned in Last FY ($)(1)		Aggregate Earnings/Losses on all Assets Held in Trust During Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance of all Assets Held in Trust at Last FYE ($)(3)
S. David Passman III	—	93,319		(6,941)	—	120,122
Richard B. Hare	—	45,510		(3,784)	—	115,862
Fred W. Van Noy	—	51,422		(16,529)	—	447,083
Daniel E. Ellis	—	4,983		(134)	—	3,022
John Lundin	—	N/A	(4)	N/A	N/A	N/A
Lee Champion	—	20,336		(8,534)	—	122,877

(1)	These amounts are also included in the “All Other Compensation” column of the Summary Compensation Table.

(2)	The trustee invests the trust assets in securities and other property at the discretion of the participant. The amounts set forth in this column equal the losses on the assets held in the trust during 2011. Because there were no earnings on the assets held in trust during 2011, the amounts are not included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(3)	The aggregate balance of all assets held in trust set forth in this column does not include amounts held in the NEO’s individual retirement account.

(4)	Carmike contributed $9,828 as additional cash compensation, equal to 5% of Mr. Lundin’s annual taxable cash compensation, to his individual retirement account—a tax qualified plan. Therefore, this amount is not included in the table.

Potential Payments upon Termination or Change in Control

The discussion below describes the amounts payable to the NEOs in the event of a termination of the executive’s employment or in connection with a change in control. The amounts shown assume that such termination or change in control was effective as of December 31, 2011, and thus include amounts earned through such time. The amounts described below are estimates of the amounts which would be paid to the executives upon their termination or in connection with a change in control. The actual amounts to be paid can only be determined at the time of such executive’s separation from us or at the time of the applicable change in control. Other than as described below, we have not agreed to pay any other amounts or to provide any other benefits to the NEOs upon termination of their employment with us, including pursuant to death, disability or retirement or in connection with a change in control.

S. David Passman III Employment Agreement

In connection with Mr. Passman’s appointment as our Chief Executive Officer, we entered into an employment agreement (the “Passman Employment Agreement”) with Mr. Passman effective June 4, 2009 (the “Commencement Date”), which was amended on March 29, 2010 and March 8, 2012. The Passman Employment Agreement provides for an initial term of three years (the “Term”) which will be automatically extended for one additional year on the second anniversary of the Commencement Date and for one additional year on each anniversary of the Commencement Date thereafter unless we, at least ninety days prior to any anniversary date, give written notice to Mr. Passman that there will be no such extension.

Payments Made Upon Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control

If we terminate Mr. Passman without cause (as defined below) at any time or if he resigns for good reason (as defined below) either in anticipation of a change in control (as defined below) or within two years after a change in control:

•

we will pay Mr. Passman two times his base salary (at a rate equal to the highest level of base salary paid to Mr. Passman in the year prior to his termination of employment) and two times his target annual bonus for the calendar year prior to the calendar year in which his termination of employment occurs;

•

each outstanding and nonvested stock option granted to him will become fully vested notwithstanding the terms under which such options were granted, and any restrictions on outstanding restricted stock grants will immediately expire and Mr. Passman’s right to such restricted stock grants will be non-forfeitable notwithstanding the terms under which such restricted stock grants were granted; and

•

we will continue for 24 months to provide the same health, dental and vision care coverage and life insurance coverage as Mr. Passman was provided under our employee benefit plans, policies and practices on the day prior to his termination, provided, however, Mr. Passman will pay for the cost of such coverage and we will reimburse him for 100% of the cost thereof.

Any separation benefits provided if we terminate Mr. Passman’s employment without cause or if Mr. Passman resigns either in anticipation of a change in control or within two years after a change in control will require Mr. Passman to execute a general release of claims in a form reasonably acceptable to us.

Taxes

The Passman Employment Agreement does not contain a tax gross-up for “parachute” excise tax under Section 280G and Section 4999 of the Code.

Executive Separation Agreements

In 2003, we entered into a separation agreement with Fred W. Van Noy, our Senior Vice President and Chief Operating Officer, in 2007 we entered into a separation agreement with Richard B. Hare, our Senior Vice President—Finance, Treasurer and Chief Financial Officer, and in 2010, we entered into a separation agreement with John Lundin, our Vice-President—Film. Upon joining Carmike in 2011, we entered into a separation agreement with Daniel E. Ellis, our Senior Vice President, General Counsel and Secretary (the “Separation Agreements”). In 2008, we made tax-related amendments to the separation agreements with Mr. Hare and Mr. Van Noy. In 2011, we made additional tax-related amendments to our separation agreement with Mr. Van Noy and extended the period in which Mr. Van Noy is entitled to receive health and welfare benefits following his separation from Carmike. For purposes of the following description, we refer to Messrs. Van Noy, Hare, Ellis and Lundin as the “executives.” We did not enter into a stand-alone separation agreement with Mr. Passman because the terms of any potential separation are contained in his employment agreement.

For a description of the Retirement Agreement with Mr. Champion, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Lee Champion Retirement Agreement.”

Payments Made Upon Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control

If we terminate the executive without cause (as defined below) at any time or if he resigns for good reason (as defined below) either in anticipation of a change in control (as defined below) or within two years after a change in control, he will be entitled to a severance payment equal to two times his base salary (other than Mr. Lundin), which will be paid in 24 equal monthly installments beginning six months and one day following his termination of employment (other than Mr. Ellis). Mr. Lundin is entitled to a severance payment equal to one times his base salary, which will be paid in 12 equal monthly installments beginning six months and one day following his termination of employment. Mr. Ellis’s severance payments will begin with the calendar month that coincides with or next follows the sixty-day period beginning on the date of Mr. Ellis’ termination and any such payments made during the last 12 months of such 24 month period will be offset by any compensation Mr. Ellis earns from any new employment or consulting services during such period. The base salary amount to be used in calculating the severance payment equals the base salary amount in effect on the day before his employment terminates or, if higher, his highest base salary which was in effect on any date in the one-year period ending on the date his employment terminates.

In addition, all of the executive’s options will become exercisable as of the date his employment terminates and remain outstanding for the term of the option, in the case of Mr. Van Noy, or for 90 days, in the case of Messrs. Hare, Ellis and Lundin, as if no termination of employment had occurred. All of the restrictions on any restricted stock granted to the executive shall expire, and the executive’s restricted stock shall become non-forfeitable as of his termination of employment. Finally, each executive, excluding Messrs. Van Noy and Lundin, shall be entitled to continued welfare benefits for two years following his termination of employment. Mr. Van Noy shall be entitled to continued welfare benefits for thirty months following his termination of employment. Mr. Lundin shall be entitled to continued welfare benefits for one year following his termination of employment.

Taxes

Following the 2011 amendment to Mr. Van Noy’s agreement, none of the Separation Agreements contain a tax gross-up for “parachute” excise tax under Section 280G and Section 4999 of the Code.

2004 Incentive Stock Plan

Under the 2004 Incentive Stock Plan, our employees and outside directors and consultants are eligible to receive equity-based awards including incentive stock options, non-incentive stock options, stock appreciation rights, stock grants and stock units.

Under the 2004 Incentive Stock Plan, as of the “change effective date” of a change in control (as defined below), all options and all stock appreciation rights become exercisable, and all stock grants and stock unit grants vest. If required in the agreement effecting a change in control, the Board of Directors can cancel all options, stock appreciation rights, stock grants or stock unit grants after providing holders a reasonable period to exercise options and stock appreciation rights and to take any action necessary to receive stock subject to stock grants or cash payable under stock unit grants. However, any grant subject to a performance goal shall vest only to the extent of such performance goal unless the performance goal has been exceeded, and then it will vest to the extent the goal has been exceeded.

Potential Payments upon Termination or Change in Control

NEO/Scenario(1)	Severance ($)	Continuing Benefits ($)	Accelerated Vesting ($)	Total ($)
S. David Passman III
Employment Agreement/Separation Agreement
Termination without cause or resignation for good reason in anticipation of a change in control or within two years after a change in control	2,520,000	42,836	699,462	3,262,298
2004 Stock Plan
Change in control	—	—	699,462	699,462

Richard B. Hare
Employment Agreement/Separation Agreement
Termination without cause or resignation for good reason in anticipation of a change in control or within two years after a change in control	650,000	43,376	220,160	913,536
2004 Stock Plan
Change in control	—	—	220,160	220,160

Fred W. Van Noy
Employment Agreement/Separation Agreement
Termination without cause or resignation for good reason in anticipation of a change in control or within two years after a change in control	750,000	33,144	261,440	1,044,584
2004 Stock Plan
Change in control	—	—	261,440	261,440

Daniel E. Ellis
Employment Agreement/Separation Agreement
Termination without cause or resignation for good reason in anticipation of a change in control or within two years after a change in control	580,000	44,324	48,731	673,055
2004 Stock Plan
Change in control	—	—	48,731	48,731

John Lundin
Employment Agreement/Separation Agreement
Termination without cause or resignation for good reason in anticipation of a change in control or within two years after a change in control	225,000	32,604	82,560	340,164
2004 Stock Plan
Change in control	—	—	82,560	82,560

(1)	This table assumes the termination, resignation and/or change in control occurred as of December 31, 2011, and accelerated vesting amounts are based on our closing stock price of $6.88 per share as of that date

Key Definitions

During the two-year period following a change in control, the Separation Agreements and the Passman Employment Agreement define “cause” to mean:

•

the executive is convicted of, pleads guilty to, or confesses or otherwise admits to any felony or any act of fraud, misappropriation or embezzlement or the executive otherwise engages in a fraudulent act or course of conduct which has a material and adverse effect on us;

•

there is any act or omission by the executive involving malfeasance or gross negligence in the performance of his duties and responsibilities, or the exercise of his powers as an executive, where such act or omission actually has a material and adverse effect on our business;

•	the executive breaches any of the restrictive covenants described below; or

•	the executive violates any provision of our code of conduct if the consequence to such violation clearly would have been a termination of an employee by us.

Prior to a change in control or after the two-year period following a change in control, the Separation Agreements and the Passman Employment Agreement define “cause” to mean:

•

the executive is convicted of, pleads guilty to, or confesses or otherwise admits to any felony or any act of fraud, misappropriation or embezzlement or the executive otherwise engages in a fraudulent act or course of conduct;

•

there is any act or omission by the executive involving malfeasance or negligence in the performance of his duties and responsibilities, or the exercise of his powers as an executive, where such act or omission is reasonably likely to materially and adversely affect on our business;

•	the executive breaches any of the restrictive covenants described below; or

•	the executive violates any provision of our code of conduct if the consequence to such violation ordinarily would be a termination of the employee by us.

The Separation Agreements and the Passman Employment Agreement define “change in control” to mean:

•	a change in control within the meaning of Section 14(a) of the Exchange Act;

•

any person or group (provided further, in the case of Mr. Van Noy’s agreement, that such person is not a signatory to the shareholders’ agreement dated January 31, 2002 (the “Stockholders Agreement”) or a person or group which acquires stock in a transaction with a signatory to the Stockholders Agreement) becomes the beneficial owner of 45% or more of the combined voting power of our Common Stock;

•	a majority of our Board of Directors is replaced within a two-year period by directors not approved by 2/3 of the existing Board;

•	our stockholders approve a reorganization, merger, consolidation or share exchange in which we are not the surviving company;

•	our stockholders approve a sale of 50% or more of our assets or business;

•	our stockholders approve the dissolution or liquidation of us; or

•

our stockholders approve our combination with another company, unless following the combination, our stockholders have more than 60% of the Common Stock of the combined company in substantially the same proportions in which they owned our stock.

During the two-year period following a change in control, the Separation Agreements and the Passman Employment Agreement define “good reason” to mean:

•	a reduction in the executive’s base salary or a reduction in the executive’s combined opportunity to receive any incentive compensation and bonuses;

•

a reduction in the scope, importance or prestige of the executive’s duties, responsibilities or authority (other than as a result of a mere change in the executive’s title if such change in title is consistent with our organizational structure following a change in control);

•

the transfer of the executive’s primary work site from the executive’s primary work site as of the date of the change in control to a new primary work site which is more than 10 miles from the executive’s then current primary work site (with certain exceptions); or

•

we fail to continue to provide the executive the health and welfare benefits, deferred compensation benefits, executive perquisites and stock option and restricted stock grants that are in the aggregate comparable in value to those provided to the executive immediately prior to the change in control.

Under the 2004 Incentive Stock Plan, a “change in control” means:

•	a change in control within the meaning of Section 14(a) of the Exchange Act;

•	the acquisition by any person of 30% or more of the voting power for election of our directors;

•	the incumbent members of our Board of Directors, or their approved successors, ceasing to be a majority of the Board of Directors during any period of two years or less;

•	a reorganization, merger, consolidation or share exchange approved by our stockholders whereby our Common Stock is converted into or exchanged for the stock of another corporation;

•	a sale or disposition of 50% or more of our assets;

•

a reorganization, merger, consolidation or share exchange approved by our stockholders, unless our stockholders control the resulting company and retain, with respect to our other stockholders, substantially the same proportion of share ownership that they had in us; or

•	the approval by stockholders of a complete liquidation or dissolution of us.

However, if the acquisition of 30% or more of the voting power described above is by a person who was a signatory to the Stockholders’ Agreement, dated as of January 31, 2002, by and among certain of our stockholders and results from a transaction with one, or more than one, other person who was also a signatory to such Stockholders’ Agreement before such Stockholders’ Agreement expired, such acquisition shall not constitute a change in control.

The “change effective date” for a change in control means, generally, the date of closing for a change in control pursuant to a transaction with a closing date (such as a merger, consolidation, reorganization, share exchange, sale or disposition of assets) or the date of reporting in accordance with applicable law for other changes in control. Until there is a “change effective date” for a change in control, there will be no accelerated vesting of awards. For example, if our stockholders approve a merger, but the merger does not ultimately close, there will be no accelerated vesting of awards.

Restrictive Covenants

For a period of two years following the termination of Mr. Passman, Mr. Hare, Mr. Van Noy or Mr. Ellis, and for one year following the termination of Mr. Lundin, pursuant to the terms of the Separation Agreements and the Passman Employment Agreement, as applicable, the NEOs have agreed not to:

•

for purposes of competing with us, solicit or seek to solicit any of our suppliers with whom the executive had a personal business interaction, at any time during the two years prior (one year prior for Mr. Lundin) to the termination of the executive’s employment;

•

employ or seek to employ any of our employees serving in an executive, managerial, or supervisory capacity during the term of the executive’s employment, with whom the executive had business dealings during the two years prior to the termination of the executive’s employment, unless such employee has ceased to be employed by us for a period of at least one year;

•	use or disclose any trade secret that the executive may have acquired during the term of his employment for so long as such information remains a trade secret; or

•	use or disclose any confidential or proprietary information that the executive may have acquired during the term of, in the course of, or as a result of his employment.

If we breach our obligations to an executive under his Separation Agreement or to Mr. Passman under the Passman Employment Agreement, the restrictive covenants are removed completely.

Deferred Compensation Program

As described previously, we have maintained a funded deferred compensation program for a number of our senior executives, including Messrs. Passman, Hare, Van Noy and Ellis, the “Participating NEOs.” The deferred compensation agreements for the Participating NEOs are not affected in any way by a change in control of us. A successor to us will be obligated to continue making payments under the deferred compensation agreements until the earlier of a Participating NEO’s termination of employment or the date on which the Participating NEO is eligible for payment from the trust under the Participating NEO’s agreement. A Participating NEO, or his beneficiary, is eligible for payment from the trust upon his death, disability or reaching age 70; however, the Participating NEO may also make an election to commence distributions after age 60 but before age 70.

Information regarding the amounts earned by the Participating NEOs during 2011 and the aggregate balance of all assets held in trust as of December 31, 2011 are set forth above in the Summary Compensation Table in the “All Other Compensation” column and in the Nonqualified Deferred Compensation for 2011 table.

PROPOSAL FOUR: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders have the opportunity to vote, on an advisory basis, on the compensation of our Named Executive Officers. This is often referred to as a “say on pay”, and provides you, as a stockholder, with the ability to cast a vote with respect to our 2011 executive compensation programs and policies and the compensation paid to the Named Executive Officers as disclosed in this proxy statement through the following resolution:

“RESOLVED, that the stockholders approve the compensation of the Named Executive Officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this Proxy Statement.”

As discussed in the Compensation Discussion and Analysis section, the compensation paid to our Named Executive Officers reflects the following principles of our compensation program:

•	attract and retain highly qualified key executives;

•	provide competitive base salaries and cash incentives as well as retirement savings;

•	motivate executives by rewarding performance that supports achievement of financial and operating goals; and

•	encourage employee stock ownership to align employee and stockholder interests.

Although the vote on this Proposal Four is non-binding, the Compensation and Nominating Committee will review the voting results. To the extent there is any significant negative vote, we will consult directly with stockholders to better understand the concerns that influenced the vote. The Compensation and Nominating Committee would consider the constructive feedback obtained through this process in making decisions about future compensation arrangements for our Named Executive Officers.

As required by the Dodd-Frank Act, this vote does not overrule any decisions by the Board of Directors, will not create or imply any change to or any additional fiduciary duties of the Board of Directors and will not restrict or limit the ability of stockholders generally to make proposals for inclusion in proxy materials related to executive compensation.

The Board of Directors recommends a vote FOR

the approval, on an advisory basis, of executive compensation.

COMPENSATION OF DIRECTORS

Prior Director Compensation Program

Prior to our 2011 Annual Meeting of Stockholders, which was held on May 20, 2011, our non-employee directors received annual cash compensation consisting of a $30,000 retainer and $1,000 per meeting for participation in meetings of the Board of Directors and its committees. Independent directors received a $1,000 per meeting fee for participation in meetings of the independent directors unrelated to board or committee meetings. Members of the Audit Committee (other than the chairman) received a retainer of $7,500 and the Chairman of the Audit Committee received a $12,500 retainer. The Chairman of the Compensation and Nominating Committee received a $7,500 retainer. The Chair of the Corporate Governance Committee received an annual retainer of $2,500. Our employees did not receive any additional compensation for serving on the Board of Directors. The non-executive Chairman of the Board of Directors received an annual retainer of $50,000.

New Director Compensation Program

On March 4, 2011, the Board of Directors, upon the recommendation of the Compensation and Nominating Committee, approved changes to our director compensation program. In connection with its recommended changes, the Compensation and Nominating Committee engaged its external compensation consultant, Mercer LLC, to conduct a review of Carmike’s director compensation in order to assess its competitiveness and to provide a recommendation for a revised compensation structure. In early 2011, Mercer LLC reviewed director pay levels of a 15-company peer group and published survey data on board pay practices. Mercer’s analysis covered both cash and equity compensation, including retainers, meeting fees, committee chair fees, stock options and full value awards.

As a result of this review, the Compensation and Nominating Committee determined to recommend the following changes to director compensation based on the competitive landscape: (a) increase the annual board retainer, (b) eliminate board meeting fees, (c) target a $45,000 annual equity grant value in stock-settled restricted stock units and (d) issue stock-settled restricted stock units (as opposed to stock options) to newly elected directors. However, the Compensation and Nominating Committee determined that committee chair and member compensation was competitive and no adjustments were warranted at this time.

Since May 20, 2011, our non-employee directors receive annual cash compensation consisting of a $40,000 retainer and $1,000 per meeting for participation in meetings of the committees of the Board of Directors and for participation in meetings of the independent directors unrelated to board or committee meetings. There is no per-meeting fee for Board of Directors meetings. Members of the Audit Committee (other than the chairman) receive a retainer of $7,500 and the Chairman of the Audit Committee receives a $12,500 retainer. The Chairman of the Compensation and Nominating Committee receives a $7,500 retainer and the Chair of the Corporate Governance Committee receives an annual retainer of $2,500. Our employees do not receive any additional compensation for serving on the Board of Directors. The non-executive Chairman of the Board of Directors receives an annual retainer of $60,000. For 2011, annual retainer amounts were pro-rated due to the mid-year change in retainer amounts.

Our non-employee directors receive annual equity compensation in the form of a stock-settled restricted stock unit grant valued at $45,000, issued at each annual meeting of stockholders and vesting in full at our next annual meeting of stockholders. Our non-executive Chairman of the Board receives an additional stock-settled restricted stock unit grant valued at $30,000 issued at each annual meeting of stockholders that vests in full at our next annual meeting of stockholders. Upon their initial election to the Board of Directors, we provide our non-employee directors a one-time grant of stock-settled restricted stock units valued at $45,000, vesting in full on the first anniversary of such director’s election to the Board.

Director compensation for 2011 is as follows:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Jeffrey W. Berkman	$38,157	$45,000	$83,157
James A. Fleming	$56,654	$45,000	$101,654
Alan J. Hirschfield (3)	$56,654	$45,000	$101,654
Roland C. Smith (4)	$71,654	$75,000	$146,654
Patricia A. Wilson (5)	$60,154	$45,000	$105,154
Mark R. Bell (6)	$13,875	$45,000	$58,875

(1)	S. David Passman III, our President and Chief Executive Officer, and Fred W. Van Noy, our Senior Vice President and Chief Operating Officer, are not included in this table as they did not receive compensation for their service as a director. The compensation received by Mr. Passman and Van Noy as employees is shown in the Summary Compensation Table above.

(2)	The amount reflects the fair value of stock awards at the grant date. The value is calculated in accordance with ASC 718. The assumptions made in connection with the valuation of these awards are described in Note 10 to the notes to our consolidated financial statements in our 2011 Annual Report on Form 10-K. As of December 31, 2011, each director, except for Mr. Bell, had outstanding (i) 6,540 unvested restricted stock units, which will vest at our Annual Meeting. Mr. Bell had 6,663 unvested restricted stock units, which will vest on October 1, 2012. In addition, Mr. Smith had outstanding an additional 4,360 unvested restricted stock units, which will also vest at the Annual Meeting.

(3)	Mr. Hirschfield is the Chairman of the Audit Committee.

(4)	Mr. Smith is the non-executive Chairman of the Board and the Chairman of the Compensation and Nominating Committee.

(5)	Ms. Wilson is the Chair of the Corporate Governance Committee.

(6)	Mr. Bell was appointed to the Board of Directors in October 2011.

COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT

In setting compensation, our Compensation and Nominating Committee considers the risks to our stockholders that may be inherent in our overall compensation program. The Compensation and Nominating Committee has reviewed our compensation policies and practices and concluded that our compensation program is designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and does not encourage executives to take unnecessary or excessive risks.

COMPENSATION COMMITTEE REPORT

The Compensation and Nominating Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement for the 2012 Annual Meeting of Stockholders and, based on this review and these discussions with management, the Compensation and Nominating Committee has recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this Proxy Statement for the 2012 Annual Meeting of Stockholders for filing with the SEC.

By the Compensation and Nominating Committee:	Roland C. Smith, Chairman
James A. Fleming
Patricia A. Wilson
April 12, 2012

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that Carmike specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

CORPORATE GOVERNANCE

Corporate Governance Information

The Corporate Governance Guidelines, the Code of Conduct for Officers, Directors and Employees, the Clawback Policy and the charters for the Compensation and Nominating Committee, Corporate Governance Committee and Audit Committee are available, along with other corporate governance information, on our company website at www.carmike.com.

Board Meetings

The business of Carmike is managed under the direction of the Board of Directors. The Board of Directors met seven times during the year ended December 31, 2011. Each of the incumbent directors attended at least 75% of the aggregate of: (1) the total meetings of the Board of Directors held during the period that he or she served during 2011 and (2) the total meetings held by all committees of the Board on which he or she served during 2011. The Board of Directors has adopted a policy whereby directors are expected to attend Carmike’s Annual Meeting of Stockholders. At the 2011 Annual Meeting of Stockholders, all of the members of the Board of Directors were present.

Board Leadership Structure

Until January 2009, Carmike operated under the traditional U.S. board leadership structure with our Chief Executive Officer serving as Chairman of the Board. In addition, between 2006 and January 2009, our Board of Directors also utilized a lead independent director to provide a source of Board leadership complementary to that of the Chief Executive Officer and Chairman of the Board. However, upon the departure of our former Chief Executive Officer, the Board of Directors re-evaluated its leadership structure. Beginning in June 2009 with the appointment of Mr. Passman as our new President and Chief Executive Officer, the Board determined that it would be preferable for one of our independent directors to serve as non-executive Chairman of the Board. Mr. Smith was elected our non-executive Chairman of the Board on June 4, 2009. Mr. Smith has over nine years experience serving on our Board, and has recently served as President and Chief Executive Officer and a director of The Wendy’s Company. At this time, we believe this Board leadership structure is appropriate for our company and our stockholders.

We believe it is the Chief Executive Officer’s responsibility to run the company and the Chairman’s responsibility to run the Board of Directors. We believe it is beneficial to have an independent Chairman of the Board whose sole job is leading the Board. In making the decision to appoint an independent Chairman of the Board, the Board of Directors considered the time that Mr. Passman is required to devote to the Chief Executive Officer position. By having another director serve as Chairman of the Board, Mr. Passman is able to focus his entire energy on running Carmike. In addition, this provides strong leadership for our Board of Directors, while also positioning the Chief Executive Officer as the leader of our company in the eyes of our employees and other stakeholders.

The Board of Directors determines its leadership structure from time to time. As part of the annual board self-evaluation process, the Board of Directors evaluates its leadership structure to ensure that the structure is appropriate for Carmike and its stockholders. We recognize that different board leadership structures may be appropriate for Carmike in the future, depending upon the applicable circumstances. However, the Board of Directors believes the current leadership structure, with Mr. Passman as Chief Executive Officer and Mr. Smith as Chairman of the Board, is the appropriate structure for Carmike at this time.

Risk Oversight

The Audit Committee is primarily responsible for overseeing Carmike’s risk management processes on behalf of the full Board of Directors. The Audit Committee receives reports from management periodically regarding Carmike’s assessment of risks. In addition, the Audit Committee reports regularly to the full Board of Directors, which also considers Carmike’s risk profile. The Audit Committee and the full Board of Directors focus on the most significant risks facing Carmike and on Carmike’s general risk management strategy, and also ensure that risks undertaken by Carmike are consistent with the Board of Director’s risk management philosophy. While the Board of Directors oversees Carmike’s risk management, Carmike’s management is responsible for the day-to-day risk management process. This division of responsibilities is an effective approach for addressing the risks facing Carmike, and the Board’s leadership structure supports this approach.

Committees of the Board of Directors

Executive Committee

The Executive Committee consists of S. David Passman III, as Chairman, Roland C. Smith, and Alan J. Hirschfield. The Executive Committee met one time during the year ended December 31, 2011.

The primary purpose of the Executive Committee is to assist the Board of Directors in fulfilling its responsibilities relating to capital expenditures, investments, acquisitions and financing activities based on the criteria established in the Committee’s charter. The Executive Committee is responsible for reviewing and approving transactions and agreements related to dispositions, acquisitions, joint ventures, capital expenditures, developments and refurbishments, indebtedness and vendor and supplier obligations.

Compensation and Nominating Committee

The Compensation and Nominating Committee consists of Roland C. Smith, as Chairman, James A. Fleming and Patricia A. Wilson. The Board of Directors has determined that all members of the Compensation and Nominating Committee are independent as defined under the rules and regulations of the SEC and applicable listing standards of The Nasdaq Stock Market, Inc. (the “Nasdaq listing standards”). In addition, the Board of Directors has determined that each member meets the requirements of a “non-employee director” under Rule 16b-3 promulgated under the Exchange Act and an “outside director” under Section 162(m) of Code. The Compensation and Nominating Committee met six times during the year ended December 31, 2011.

The Compensation and Nominating Committee is responsible for, among other things:

•	approving all salary arrangements and other remuneration for the Chief Executive Officer and other senior officers of Carmike;

•	administering the Carmike Cinemas, Inc. 2002 Stock Plan and the 2004 Incentive Stock Plan;

•	reviewing annual incentive opportunity levels and goals;

•	reviewing and approving employment agreements, severance agreements and change in control agreements for the Chief Executive Officer and other senior officers of Carmike;

•	assisting the Board of Directors in developing and evaluating candidates for executive positions, including the Chief Executive Officer, and overseeing the development of executive succession plans;

•	selecting and recommending potential candidates to be nominated for election to the Board of Directors;

•	making recommendations to the Board of Directors concerning the structure and membership of other Board committees; and

•	evaluating and recommending to the Board of Directors the resignation of individual directors for appropriate reasons, as determined by the Committee in its discretion.

Corporate Governance Committee

The Corporate Governance Committee consists of Patricia A. Wilson, as Chairperson, Jeffrey W. Berkman, S. David Passman III, and Fred W. Van Noy. The Corporate Governance Committee met one time during the year ended December 31, 2011.

The primary purpose of the Corporate Governance Committee is to assist the Board of Directors in fulfilling its responsibilities relating to ensuring that Carmike’s corporate governance policies, procedures and practices continue to effectively promote the best interests of Carmike’s stockholders.

The Corporate Governance Committee is responsible for, among other things:

•	reviewing any questions regarding the independence of directors;

•	overseeing the periodic evaluation of the Board of Directors and its committees as deemed appropriate;

•	reviewing and reassessing the adequacy of the Corporate Governance Guidelines periodically and recommending any proposed changes to the Board of Directors for approval;

•	advising and making recommendations to the Board of Directors on matters concerning corporate governance and directorship practices; and

•	ensuring that the independent members of the Board of Directors meet in regularly scheduled executive sessions at which only independent directors are present.

Audit Committee

The Audit Committee consists of Alan J. Hirschfield, as Chairman, Mark R. Bell, James A. Fleming and Patricia A. Wilson. The Board of Directors has determined that each member of the Audit Committee is independent under applicable law and the rules and requirements of the SEC and the Nasdaq listing standards. In addition, the Board of Directors has determined that each Audit Committee member meets the financial knowledge requirements under the Nasdaq listing standards, and Mr. Fleming and Mr. Bell is each designated by the Board of Directors as an “audit committee financial expert” under SEC rules, and meet the Nasdaq professional experience requirements.

The Audit Committee is responsible for, among other things:

•	directly appointing, retaining, overseeing, compensating and terminating the independent auditors;

•	discussing with the independent auditors their independence;

•	reviewing with the independent auditors the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by the independent auditors;

•	reviewing and approving all related party transactions;

•	overseeing the financial reporting process and discussing with management and the independent auditors the interim and annual financial statements that Carmike files with the SEC; and

•	reviewing and monitoring Carmike’s accounting principles, policies and financial and accounting controls.

The Audit Committee met five times during the year ended December 31, 2011.

Director Independence

The Board of Directors annually reviews and analyzes the independence of each director under the requirements of the Sarbanes-Oxley Act of 2002, the Exchange Act, SEC rules and regulations, the Nasdaq listing standards and the Code.

The purpose of the review is to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members are inconsistent with a determination that the director is independent for purposes of serving on the Board of Directors and its committees. During this review, the Board of Directors examines transactions and relationships between directors or their affiliates and Carmike or senior management.

As a result of this review, for 2012, the Board of Directors affirmatively determined that all nominees for director are independent for purposes of serving on the Board of Directors, except for S. David Passman III. The Board of Directors has further determined that all members of the Audit Committee and the Compensation and Nominating Committee are independent. There are no independence requirements for the Executive Committee or the Corporate Governance Committee. S. David Passman III is not considered independent because he is employed by Carmike.

Selection of Director Nominees

The Compensation and Nominating Committee is responsible for evaluating candidates for election to the Board of Directors at Carmike’s annual meeting. The Compensation and Nominating Committee also evaluates candidates for election to the Board of Directors from time to time and to fill vacancies on the Board between annual meetings.

General Criteria and Process.

Pursuant to its charter and the Corporate Governance Guidelines, the Compensation and Nominating Committee is responsible for reviewing with the Board of Directors, at least annually, the requisite balance of skills and areas of expertise and other appropriate qualification standards of its individual directors, as well as the composition of the Board of Directors as a whole. The Compensation and Nominating Committee will review each incumbent director’s qualifications for renomination for continued service on the Board of Directors. This assessment will include, but not be limited to, the following director qualification factors:

•	the highest personal and professional ethics, integrity, values, ability and judgment;

•	understanding Carmike’s business environment;

•	ability to make independent analytical inquiries and judgments;

•	skills and experience in the context of the needs of the Board of Directors;

•	breadth of business and organizational skills, background and experience; and

•	“independence” as contemplated by applicable legal and regulatory requirements.

The Compensation and Nominating Committee will also consider these qualifications in identifying and evaluating director candidates for nomination to the Board of Directors. In addition, the Compensation and Nominating Committee generally believes that director candidates should be committed to representing the long-term interests of the stockholders, willing to devote sufficient time to carry out their duties and responsibilities effectively and committed to serving on the Board of Directors for an extended period of time. The Compensation and Nominating Committee may retain a third-party search firm to identify director candidates and has sole authority to select the search firm and approve the terms and fees of any director search engagement.

The Compensation and Nominating Committee’s process for selecting nominees begins with an evaluation of the qualifications and performance of incumbent directors and a determination of whether the Board of Directors or its committees have specific unfulfilled needs. The Compensation and Nominating Committee then considers candidates identified by the Committee, other directors, Carmike’s executive officers and stockholders, and, if applicable, a third party search firm. This consideration includes determining whether a candidate qualifies as “independent” under the various standards applicable to the Board of Directors and its committees. The Compensation and Nominating Committee then selects nominees to recommend to the Board of Directors, which considers and makes the final selection of director nominees and directors to serve on its committees. The Compensation and Nominating Committee may use whatever process it deems appropriate under the circumstances when evaluating nominees recommended by stockholders.

Board Diversity

We do not have a formal policy regarding board diversity. Our Compensation and Nominating Committee currently believes that, while diversity and variety of experiences and viewpoints represented on the Board of Directors should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, gender, national origin or sexual orientation or identity. In selecting a nominee, the Compensation and Nominating Committee focuses on skills, expertise or background that would complement the existing Board of Directors.

Stockholder Recommendations of Nominees

The Compensation and Nominating Committee has not adopted a specific policy regarding the consideration of director nominees recommended by stockholders. As described in the Corporate Governance Guidelines, stockholders who wish to recommend nominees for consideration by the Compensation and Nominating Committee may submit their nominations in writing to our Secretary at our corporate address provided in this proxy statement. The Compensation and Nominating Committee may consider such stockholder nominations when it evaluates and recommends nominees to the Board of Directors for submission to the stockholders at each annual meeting, or in connection with filling vacancies on the Board.

As of December 20, 2011, the Compensation and Nominating Committee had not received a recommended nominee, in connection with the 2012 Annual Meeting of Stockholders, from any stockholder or group of stockholders that had beneficially owned more than 5% of Carmike’s Common Stock for more than one year at the time of such recommendation.

For additional important information regarding stockholder nominations of directors and stockholder proposals, please see the “Stockholder Proposals” section of this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

AND MANAGEMENT

Security Ownership of Certain Beneficial Holders

The following table sets forth certain information as to our Common Stock beneficially owned by each person, other than persons whose ownership is reflected under the caption “Security Ownership of Management and Directors,” who is known by us to own, directly or indirectly, more than 5% of the outstanding shares of our Common Stock as of the dates set forth below, and reflects information presented either in each such person’s filings with the SEC or otherwise provided to us. Unless otherwise indicated in the footnotes, all of such ownership is direct and the indicated person or entity has sole voting and dispositive power.

Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class(1)
Bigfoot Ventures Ltd. (2) 2/f Beautiful Group Tower 74-77 Connaught Road Central, Hong Kong	1,853,852	10.47%

Manatuck Hill Partners, LLC (3) 1465 Post Road East Westport, CT 06880	1,266,300	7.15%

Mittleman Investment Management LLC (4) 188 Birch Hill Road Locust Valley, NY 11560	1,140,779	6.44%

Penn Capital Management Company, Inc. (5) Navy Yard Corporate Center Three Crescent Drive Suite 400 Philadelphia, PA 19112	1,045,463	5.90%

(1)	Percent of class is with respect to 17,711,025 outstanding shares of Common Stock as of April 11, 2012.

(2)	According to the Schedule 13G/A filed May 9, 2011, Bigfoot Ventures Ltd. has voting and dispositive authority over the 1,853,852 shares.

(3)	According to the Schedule 13G filed February 14, 2012, Manatuck Hill Partners, LLC has shared voting and dispositive authority over the 1,266,300 shares and Manatuck Hill Scout Fund, L.P. has shared voting and dispositive authority over 877,300 of the shares.

(4)	According to the Schedule 13G/A filed February 13, 2012, Mittleman Investment Management LLC has sole voting and dispositive authority over the 1,140,779 shares.

(5)	According to the Schedule 13G filed February 13, 2012, Penn Capital Management Company, Inc. has sole voting and dispositive authority over the 1,045,463 shares.

Security Ownership of Management and Directors

Unless otherwise indicated, the following table sets forth certain information known to us regarding the beneficial ownership of our Common Stock as of April 11, 2012 by:

•	our current directors and nominees;

•	our named executive officers; and

•	all executive officers and directors as a group.

Unless otherwise indicated in the footnotes, all of such ownership is direct and the indicated person has sole voting and dispositive power. The address for the following individuals is: c/o Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901.

Name of Beneficial Owner	Beneficial Ownership	Percent of Class(1)
S. David Passman III (2)	500,446	2.83%
Richard B. Hare (3)	114,624	*
Fred W. Van Noy (4)	211,100	1.19%
Daniel E. Ellis	21,144	*
John Lundin (5)	26,000	*
Jeffrey W. Berkman (6)	13,834	*
Mark W. Bell (7)	6,663	*
Sean T. Erwin	—	*
James A. Fleming (8)	16,334	*
Alan J. Hirschfield (9)	104,584	*
Roland C. Smith (10)	33,306	*
Patricia A. Wilson (11)	24,084	*
Lee Champion	—	*
All directors and executive officers as a group (15 persons) (12)	1,161,245	6.56%

*	Indicates less than 1%.

(1)	Percent of class is with respect to 17,711,025 outstanding shares of our Common Stock as of April 11, 2012.

(2)	Includes options to purchase 275,499 shares, vested or vesting within 60 days of April 11, 2012.

(3)	Represents options to purchase 55,000 shares, vested or vesting within 60 days of April 11, 2012.

(4)	Represents options to purchase 146,334 shares, vested or vesting within 60 days of April 11, 2012.

(5)	Includes options to purchase 18,000 shares, vested or vesting within 60 days of April 11, 2012.

(6)	Includes vested options to purchase 5,000 shares and 6,334 restricted stock units vesting within 60 days of April 11, 2012.

(7)	Includes 6,663 restricted stock units vesting within 60 days of April 11, 2012.

(8)	Includes vested options to purchase 5,000 shares and 6,334 restricted stock units vesting within 60 days of April 11, 2012.

(9)	Includes 30,000 shares owned by the Alan J. Hirschfield Living Trust and vested options to purchase 5,000 shares and 6,334 restricted stock units vesting within 60 days of April 11, 2012.

(10)	Includes vested options to purchase 5,000 shares and 10,556 restricted stock units vesting within 60 days of April 11, 2012.

(11)	Includes vested options to purchase 5,000 shares and 6,334 restricted stock units vesting within 60 days of April 11, 2012.

(12)	Includes options to purchase 589,167 shares, vested or vesting within 60 days of April 11, 2012 and 42,555 restricted stock units vesting within 60 days of April 11, 2012. Includes shares held by Mr. Champion, our former Senior Vice President, General Counsel and Secretary, who is a named executive officer for 2011.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In accordance with its charter, our Audit Committee is responsible for reviewing and approving all related party transactions. Although we have not entered into any financial transactions with any immediate family member of a director or executive officer of Carmike, if we were to do so, any such transaction would need to be reviewed and approved by our Audit Committee. A report is made to our Audit Committee annually by our management and our independent auditor disclosing any known related party transactions. No reportable transactions occurred during fiscal 2011.

COMPENSATION AND NOMINATING COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation and Nominating Committee are Messrs. Smith and Fleming and Ms. Wilson. None of the members of the Compensation and Nominating Committee during 2011 has ever been one of our officers or employees. In addition, none of our executive officers serve as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or on the Compensation and Nominating Committee.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented for action at the meeting. If any other business should properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

COMPENSATION PLANS

The following table presents information as of December 31, 2011 about our Common Stock that may be issued upon the exercise of outstanding options, warrants and rights under our 2002 Stock Plan and our 2004 Incentive Stock Plan.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders:
2002 Stock Plan (1)	0		15,640
2004 Incentive Stock Plan (2)	926,500	16.14	1,503,612
Total/Weighted Average	926,500	16.14	1,519,252
Equity compensation plans not approved by stockholders	None	None	None

Total	926,500		1,519,252

(1)	As of December 31, 2011, of the 15,640 shares remaining available for future grant under the 2002 Stock Plan, all were available for grant as stock units or stock grants.

(2)	As of December 31, 2011, of the 1,503,612 shares remaining available for future grant under the 2004 Incentive Stock Plan, all were available for grant as stock grants.

OTHER INFORMATION FOR STOCKHOLDERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Carmike’s directors and executive officers, and persons who beneficially own more than 10% of any class of Carmike’s equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of Carmike. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish Carmike with copies of all Section 16(a) reports they file. To Carmike’s knowledge, based solely on a review of the copies of such reports furnished to Carmike and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with for the fiscal year ended December 31, 2011.

Stockholder Proposals

Rule 14a-8 Proposals for Our 2013 Proxy Statement

Any stockholder of Carmike who wishes to present a proposal at the 2013 Annual Meeting of Stockholders of Carmike and who wishes to have such proposal included in Carmike’s proxy statement for that meeting must deliver a copy of such proposal to Carmike not later than December 21, 2012. Carmike reserves the right to decline to include in Carmike’s proxy statement any stockholder’s proposal that does not comply with the rules of the SEC for inclusion therein.

Stockholder Proposals of Business at an Annual Meeting

Under our By-laws, a stockholder is eligible to submit a stockholder proposal of business (other than nominations of directors, the procedures for which are described below) at an annual meeting, outside the processes of Rule 14a-8, if the stockholder is:

•	a stockholder of record on the record date for determining stockholders entitled to vote at the annual meeting;

•	a stockholder of record on the date the stockholder gives notice of the proposal to our Corporate Secretary; and

•	entitled to vote at the meeting.

In addition, the proposal must be a proper matter for stockholder action under Delaware law and the stockholder must provide timely notice of the proposal in writing to our Corporate Secretary. To be timely under our By-laws, our Corporate Secretary must receive advance notice of a proposal for business at the 2013 Annual Meeting between January 30, 2013 and March 1, 2013, provided however, if and only if the 2013 Annual Meeting is not scheduled to be held between April 30, 2013 and June 29, 2013, such stockholder’s notice must be delivered to our Corporate Secretary by the later of:

•	the tenth day following the date of the Public Announcement (as defined in our By-laws) of the date of the 2013 Annual Meeting; or

•	90 days prior to the date of the 2013 Annual Meeting.

The advance notice of the proposal must contain certain information specified in our By-laws, including information concerning the proposal and the stockholder proponent, and the stockholder must update and supplement that information:

•	as of, and within five business days of, the record date for the 2013 Annual Meeting; and

•	as of ten business days prior to the 2013 Annual Meeting and not later than eight business days prior to the Annual Meeting.

The foregoing description is only a summary of the requirements of our By-laws. Stockholders intending to submit a proposal of business at the 2013 Annual Meeting outside the processes of Rule 14a-8 must comply with the provisions specified in our By-laws, which were filed with the SEC as an exhibit to a Form 8-K on January 22, 2009.

Stockholder Nominations of Directors at an Annual Meeting

Stockholders may nominate directors for election at an annual meeting without consideration by the Compensation and Nominating Committee by complying with the eligibility, advance notice and other provisions of our By-laws. Under our By-laws, a stockholder is eligible to submit a stockholder nomination of directors at an annual meeting if the stockholder is:

•	a stockholder of record on the record date for determining stockholders entitled to vote at the annual meeting;

•	a stockholder of record on the date the stockholder gives notice of the nomination to our Corporate Secretary; and

•	entitled to vote at the meeting.

The stockholder also must provide timely notice of the nomination in writing to our Corporate Secretary. To be timely under our By-laws, our Corporate Secretary must receive advance notice of a nomination for election of a director at the 2013 Annual Meeting between January 30, 2013 and March 1, 2013, provided however, if and only if the 2013 Annual Meeting is not scheduled to be held between April 30, 2013 and June 29, 2013, such stockholder’s notice must be delivered to our Corporate Secretary by the later of:

•	the tenth day following the date of the Public Announcement (as defined in our By-laws) of the date of the 2013 Annual Meeting; or

•	90 days prior to the date of the 2013 Annual Meeting.

The advance notice of the nomination must contain certain information specified in our By-laws, including information concerning the nominee and the stockholder proponent, and the stockholder must update and supplement that information:

•	as of, and within five business days of, the record date for the 2013 Annual Meeting; and

•	as of ten business days prior to the 2013 Annual Meeting and not later than eight business days prior to the Annual Meeting.

The foregoing description is only a summary of the requirements of our By-laws. Stockholders intending to submit a nomination for the 2013 Annual Meeting must comply with the provisions specified in our By-laws, which were filed with the SEC as an exhibit to a Form 8-K on January 22, 2009.

In order for proposals submitted outside the processes of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the deadline date for stockholder proposals determined pursuant to our By-laws, as described above.

Contact Information

Stockholder proposals should be sent to:

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, Georgia 31901

Attention: Corporate Secretary

Stockholder Communications with the Board of Directors

The independent members of Carmike’s Board of Directors have adopted a formal process by which stockholders may communicate with the Board of Directors. Stockholders who wish to communicate with the Board of Directors as a group, our non-executive Chairman or the non-management directors as a group may do so by sending written communications addressed to the Corporate Secretary of Carmike Cinemas, Inc., Attention: Board of Directors, 1301 First Avenue, Columbus, Georgia 31901. This information is also contained on Carmike’s website at www.carmike.com.

Annual Report

Carmike is providing a copy of our 2011 Annual Report to stockholders (including the consolidated financial statements, schedules and amendments thereto but excluding exhibits) to all stockholders with this proxy statement.

Carmike will provide without charge a copy of the 2011 Annual Report on Form 10-K filed with the SEC (including the consolidated financial statements, schedules and amendments thereto but excluding exhibits) upon written request to the Corporate Secretary, Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901.

Householding

As permitted by the Exchange Act, only one copy of this proxy statement and Carmike’s 2011 Annual Report are being delivered to stockholders residing at the same address, unless such stockholders have notified Carmike of their desire to receive multiple copies of the proxy statement or annual report. Carmike will promptly deliver, upon oral or written request, a separate copy of the annual report or proxy statement, as applicable, to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Corporate Secretary, by phone (706) 576-3400 or by fax at (706) 576-3419 or by mail to Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia, 31901.

Stockholders residing at the same address and currently receiving only one copy of the proxy statement or annual report may contact the Corporate Secretary by fax at (706) 576-3419 or by mail to Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia, 31901, to request multiple copies in the future. Stockholders residing at the same address and currently receiving multiple copies may contact Investor Relations to request that only a single copy of the proxy statement and annual report be mailed in the future.

YOUR VOTE IS IMPORTANT

You are encouraged to let us know your preference by marking the appropriate boxes on the enclosed proxy card.

APPENDIX A

CARMIKE CINEMAS, INC.

SECTION 162(m) PERFORMANCE-BASED PROGRAM

§ 1

PURPOSE

The purpose of the Program is to permit Carmike to provide compensation to a Covered Executive that is intended to satisfy the Performance-Based Exception if, and to the extent, the Committee determines that the Performance Goals established by the Committee with respect to such compensation have been met. This Program is intended to supersede and replace the Carmike Cinemas, Inc. Annual Executive Bonus Program and § 9.5 of the Incentive Stock Plan.

§ 2

DEFINITIONS

2.1. Award. The term “Award” means (1) an award granted under the Incentive Stock Plan (other than a stock option or a stock appreciation right) or (2) a bonus, including a cash bonus, granted under any other plan or program of Carmike.

2.2. Business Criteria. The term “Business Criteria” means, the following or any variations of the following: (1) Carmike’s return over capital costs or increases in Carmike’s return over capital costs, (2) Carmike’s total earnings or the growth in such earnings, (3) Carmike’s consolidated earnings or the growth in such earnings, (4) Carmike’s earnings per share or the growth in such earnings, (5) Carmike’s net earnings or the growth in such earnings, (6) Carmike’s earnings before interest expense, taxes, depreciation, amortization and other non-cash items (“EBITDA”) or the growth in such earnings, (7) Carmike’s earnings before interest expense and taxes or the growth in such earnings, (8) Carmike’s consolidated net income or the growth in such income, (9) the value of Carmike’s common stock or the growth in such value, (10) Carmike’s stock price or the growth in such price, (11) Carmike’s return on assets or the growth on such return, (12) Carmike’s consolidated cash flow, theatre level cash flow or the growth in such cash flow, (13) Carmike’s total shareholder return or the growth in such return, (14) Carmike’s costs or expenses or the reduction of Carmike’s costs or expenses, (15) Carmike’s admissions or concessions revenue or the growth in such revenue, (16) Carmike’s admissions pricing, concessions pricing and film rent or changes in such items, (17) Carmike’s overhead ratios or changes in such ratios, (18) Carmike’s expense-to-sales ratios or the changes in such ratios, (19) Carmike’s economic value added or changes in such value added, (20) Carmike’s capital structure (debt or equity) or changes to such capital structure, (21) Carmike’s overall financial condition as measured by reference to one or more covenants contained in debt instruments to which Carmike is a party from time to time and (22) theatre screens or the growth in theatre screens. In addition, to the extent consistent with the goal of providing for deductibility under § 162(m) of the Code, “Business Criteria” may be based upon a Participant’s attainment of personal objectives with respect to any of the foregoing Business Criteria, or (A) implementing policies, plans or systems (tangible and intangible), (B) negotiating or completing transactions, (C) developing long-term business goals, (D) exercising managerial responsibility, (E) developing new business lines, (F) hiring personnel and (G) training personnel.

2.3. Carmike. The term “Carmike” means Carmike Cinemas, Inc., a Delaware corporation, and any successor to Carmike.

2.4. Code. The term “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.5. Committee. The term “Committee” means the Compensation and Nominating Committee of the Board of Directors of Carmike, or, if any member of such committee fails to satisfy the requirements to be an “outside director” under § 162(m) of the Code, a sub-committee of such committee which consists solely of members who satisfy such requirements.

2.6. Covered Executive. The term “Covered Executive” means at any time Carmike’s chief executive officer and the four highest compensated officers of Carmike and its subsidiaries, each of whom is treated under § 162(m) of the Code as a “covered employee” at such time.

2.7. Incentive Stock Plan. The term “Incentive Stock Plan” means the Carmike Cinemas, Inc. 2004 Incentive Stock Plan, as amended and restated effective as of May 20, 2011, and as thereafter amended, from time to time and any successor to such plan.

2.8. Participant. The term “Participant” means each officer or key employee of Carmike or its subsidiaries who is granted an Award designated by the Committee under § 3 as intended to satisfy the Performance-Based Exception.

2.9. Performance-Based Exception. The term “Performance-Based Exception” means the performance-based exception from the deduction limitations of §162(m) of the Code, as set forth in §162(m)(4)(C) of the Code and Treas. Reg. §1.162-27(e), as such sections may be amended from time to time or any successor provisions of the Code or Treasury Regulations.

2.10. Performance Goals. The term “Performance Goals” means for an Award the preestablished, objective performance goal, or combination of performance goals, established under § 4 by the Committee for the Performance Period for such Award.

2.11. Performance Period. The term “Performance Period” means for an Award the period of service identified by the Committee within which the Performance Goals for such Award must be satisfied.

2.12. Program. The term “Program” means this Carmike Cinemas, Inc. Section 162(m) Performance-Based Program as in effect from time to time.

§ 3

AWARDS SATISFYING PERFORMANCE-BASED EXCEPTION

If the Committee deems it appropriate to make an Award to a Participant that is intended to qualify for the Performance-Based Exception, then any such Award shall satisfy the requirements of the Program as well as the requirements of §162(m)(4)(C) of the Code and Treas. Reg. §1.162-27(e), as such sections may be amended from time to time or any successor provisions of the Code or Treasury Regulations.

§ 4

PERFORMANCE GOALS

For each Award intended to satisfy the Performance-Based Exception, the Committee shall establish in writing the Performance Period and the Performance Goals based on such Business Criteria as the Committee, in its discretion, deems appropriate under the circumstances. The Performance Goals shall be established not later than the earlier of (1) ninety (90) days after the commencement of the Performance Period or (2) the date as of which twenty-five percent (25%) of the Performance Period shall have elapsed; provided that the outcome is substantially uncertain at the time the Committee actually establishes the Performance Goals. The Performance Goals may be established at such levels and in such terms as the Committee determines, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The Committee shall have the right to use different Business Criteria for different Awards and different Participants, and the Committee shall have the right to set different Performance Goals for different Awards based on the same Business Criteria. The Business Criteria for any Participant may be based on company-wide performance, division-specific performance, department-specific performance, region-specific performance, personal performance or on any combination of such criteria. The Committee may establish a bonus pool, the amount of which may depend on the satisfaction of Performance Goals, and allocate a maximum percentage of such pool to each Participant eligible for an Award. When the Committee establishes the Performance Goals, the Committee shall establish the general, objective rules that the Committee will use to determine the extent, if any, that such Performance Goals have been met and the specific, objective rules, if any, regarding any exceptions to the use of such general rules, which specific, objective rules may be designed as the Committee deems appropriate to take into account or exclude any extraordinary or one-time or other non-recurring items of income or expense or gain or loss or any events, transactions (including acquisitions or dispositions), non-cash deferred compensation expense, property sales, sale/leaseback impact, impairment of assets, net screen growth, performance of competitor companies as demonstrated by published industry indices, or other circumstances that the Committee deems relevant in light of the nature of the Performance Goals or the assumptions made by the Committee regarding such goals.

§ 5

CERTIFICATION

The Committee after the end of the Performance Period for an Award shall certify in writing in the minutes of a Compensation Committee meeting the extent, if any, to which the Performance Goals for that Award have been met and shall determine the specific amount of the Award payable to the Participant based on the extent, if any, to which he or she met his or her Performance Goals during the Performance Period. The Committee shall have the right to reduce (but not increase) the amount payable under an Award, and the reduction or elimination of an Award to one Participant may not increase the Award to another Participant.

§ 6

MAXIMUM AWARDS

No Award made under the Program shall exceed the applicable maximum Award limit described in this § 4. Further, if the Committee establishes a bonus pool and allocates a maximum percentage of such pool to a Participant, the maximum Award payable to such Participant shall be the lesser of the maximum Award limit described in this § 4 and the maximum Award determined by the Committee for such period under the bonus pool. The maximum Award limit for any calendar year is as follows:

(1) For Awards paid in cash, 200% of the Participant’s base salary paid to the Participant during such calendar year or $2 million, whichever is less;

(2) For Awards made in the form of stock grants or stock unit grants, as defined in the Incentive Stock Plan, other than Awards to a newly hired Participant described in (3) below, the number of shares of common stock of Carmike subject to such grant on the date of grant shall not exceed 250,000 shares; and

(3) For Awards made in the form of stock grants or stock unit grants, as defined in the Incentive Stock Plan, to a Participant in the calendar year in which he or she is hired by Carmike or one of its subsidiaries, the number of shares of common stock of Carmike subject to such grant on the date of grant shall not exceed 375,000 shares.

Notwithstanding any provision of the Incentive Stock Plan, for Awards that cover a period of more than one calendar year, the maximum Award limit shall be a multiple of the applicable calendar year maximum Award limit described in this § 4 and the multiple shall be equal to the number of calendar years covered by the Award.

§ 7

PAYMENT OF ANNUAL CASH BONUS

If the Committee certifies that a cash bonus is payable to a Participant for any calendar year, such bonus shall be paid as soon as practical after such certification has been made. However, no Participant shall have a right to the payment of a cash bonus for any calendar year if his or her employment with Carmike or a subsidiary has terminated for any reason whatsoever before the date the cash bonus is actually paid to him or her unless the Committee in the exercise of its absolute discretion affirmatively directs Carmike to pay such bonus to, or on behalf of, such Participant, in which case such bonus shall be paid no later than March 15 of the calendar year following the calendar year for which the bonus was earned.

§ 8

ADMINISTRATION

The Committee shall have the power to interpret and administer this Program as the Committee in its absolute discretion deems in the best interest of Carmike and to protect Carmike’s right to deduct the full amount of any Award intended to satisfy the Performance-Based Exception.

§ 9

AMENDMENT AND TERMINATION

The Committee shall have the power to amend this program from time to time as the Committee deems necessary or appropriate and to terminate this program if the Committee deems such termination to be in the best interest of Carmike.

§ 10

MISCELLANEOUS

10.1. General Assets. Any Awards payable under this Program shall be paid exclusively from Carmike’s general assets.

10.2. General Creditor Status. The status of each Participant with respect to his or her Award under this Program shall be the same as the status of a general and unsecured creditor of Carmike.

10.3. No Assignment. Except as permitted under the Incentive Stock Plan, no Participant shall have the right to assign or otherwise alienate or commute all or any part of an Award which might be payable to such Participant under this Program, and any attempt to do so shall be null and void.

10.4. No Contract of Employment. The receipt by an individual of an Award under this Program shall not constitute an agreement by Carmike to employ any such individual for any period of time or affect Carmike’s right to terminate his or her employment at any time and for any reason or for no reason.

REVOCABLE PROXY

CARMIKE CINEMAS, INC.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

COMMON STOCK PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 30, 2012

The undersigned hereby appoints S. DAVID PASSMAN III, FRED W. VAN NOY and DANIEL E. ELLIS, and each of them, proxies with full power of substitution, to represent and to vote all the shares of the Common Stock of Carmike Cinemas, Inc. held of record by the undersigned on April 2, 2012 with respect to the Proposals set forth in this proxy and with discretionary authority on all other matters that come before the meeting, all as more fully described in the proxy statement received by the undersigned stockholder, at the Annual Meeting of Stockholders of Carmike Cinemas, Inc. to be held at the Carmike 15 Theatre located at 5555 Whittlesey Boulevard, Columbus, Georgia 31909 at 9:00 a.m. local time, on Wednesday, May 30, 2012, and any adjournments thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS ONE, TWO, THREE AND FOUR.

1. Election of Directors: Nominees: Mark R. Bell Jeffrey W. Berkman Sean T. Erwin James A. Fleming Alan J. Hirschfield S. David Passman III Roland C. Smith Patricia A. Wilson	For all nominees ☐	Withhold for all nominees ☐	For all except (see below) ☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For all except” and write that nominee’s name in the space provided below.

2. Approve the Carmike Cinemas, Inc. Section 162(m) Performance-Based Program	For ☐	Against ☐	Abstain ☐

3. Ratification of appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm.	For ☐	Against ☐	Abstain ☐

4. Approve, on an advisory basis, the executive compensation.	For ☐	Against ☐	Abstain ☐

This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted “FOR” Proposals one, two, three and four.

Please sign exactly as name appears on Stock Certificate. If stock is held in the name of two or more persons, all must sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by the authorized person.

Please be sure to sign and date this Proxy in the space below.

Stockholder sign above Date

Co-holder (if any) sign above Date

Detach above card, sign, date and mail in postage paid envelope provided.

CARMIKE CINEMAS, INC.

1301 First Avenue

Columbus, Georgia 31901-2109

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.